UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MBIA Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MBIA Inc.	Daniel P. Kearney
113 King Street	Chairman
Armonk, NY 10504	Joseph W. Brown
914-273-4545	Chief Executive Officer

March 18, 2010

Dear Owners:

You are cordially invited to attend the annual meeting of MBIA shareholders on Tuesday, May 4, 2010 at 10:00 a.m. in our headquarters office at 113 King Street, Armonk, New York.

Our agenda for this year’s meeting is for shareholders to:

•	vote on the election of Directors

•	approve the Company’s Annual Incentive Plan

•	express their opinion on the performance bonus paid to the Chief Executive Officer for 2009 and his 2010 salary

•	express their opinion on the compensation paid to the Company’s Senior Executives as a whole for 2009 and their 2010 salaries

•	ratify the selection of independent auditors for 2010

After the formal agenda is completed, Jay Brown will be happy to answer any questions you may have.

Even if you do not plan to attend the annual meeting, we urge you to vote your shares. Instructions for using all of the available voting options are included in the enclosed proxy statement.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Daniel P. Kearney Chairman	Joseph W. Brown Chief Executive Officer

MBIA Inc.

Notice of Annual Meeting of Shareholders

Dear Shareholders:

We will hold the annual meeting of MBIA Inc. (“MBIA” or the “Company”) shareholders at the Company’s offices located at 113 King Street, Armonk, New York, on Tuesday, May 4, 2010 at 10:00 a.m. EDT in order for shareholders:

1.	To elect nine directors for a term of one year, expiring at the 2011 Annual Meeting;

2.	To approve the Company’s Annual Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

3.	To express their opinion on the performance bonus paid to the Company’s Chief Executive Officer for 2009 and his 2010 salary set forth in the table on page 48 of this Proxy Statement and as described in the Compensation Discussion and Analysis (“CD&A”) section under “Compensation of Mr. Brown”;

4.	To express their opinion on the compensation paid to the Company’s Senior Executives as a whole for 2009 and their 2010 salaries, set forth in the table on page 49 of this Proxy Statement and as described in the CD&A under “Compensation of the Senior Executives”;

5.	To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2010; and

6.	To transact any other business as may properly come before the meeting.

These items are more fully described in the following pages.

This year, we have again elected to adopt the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders over the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) provided to shareholders contains instructions on how to access our 2009 Annual Report to Shareholders and proxy materials for the 2010 Annual Meeting online, how to request a paper copy of these materials and how to vote your shares. We expect to mail the Notice and make proxy materials available beginning on or about March 22, 2010.

The Notice provides instructions regarding how to view our proxy materials for the 2010 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit www.proxyvote.com and have available your 12-digit control number(s) contained on your Notice.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before April 20, 2010. To request paper copies, shareholders can either go to www.proxy.com or call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. Please note that if you request materials by email, send a blank email with your 12-digit control number(s) (located on the Notice) in the subject line.

You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions below under “Voting” to vote your shares using the Internet. After submitting your vote, follow the prompts to sign up for electronic delivery.

Sincerely,

Ram D. Wertheim
Secretary

113 King Street

Armonk, New York 10504

March 18, 2010

MBIA Inc.

Proxy statement

General Information

How it works. The Board of Directors of the Company is soliciting shareholders’ proxies in connection with the Annual Meeting of Shareholders to be held at the Company’s offices located at 113 King Street, Armonk, New York, on Tuesday, May 4, 2010 at 10:00 a.m. EDT. Only shareholders of record at the close of business on March 10, 2010 may vote at the Annual Meeting. As of March 10, 2010, there were 205,010,911 shares of our common stock (which is our only class of voting stock) outstanding and eligible to be voted. Treasury shares are not voted. Each shareholder has one vote for each share of MBIA common stock that he or she owned on the record date for all matters being voted on.

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum.

Voting. You may vote using one of the following methods:

Internet. You may vote on the Internet up until 11:59 PM Eastern Time the day before the meeting by going to the website for Internet voting on the Notice or proxy card (www.proxyvote.com) and following the instructions on your screen. Have your Notice or proxy card available when you access the web page. If you vote by the Internet, you should not return your proxy card.

Telephone. You may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), 24 hours a day and up until 11:59 PM Eastern Time the day before the meeting, and following the prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card.

Mail. If you received your proxy materials by mail, or if you received a Notice and requested a paper copy of the materials, you may vote by mail by marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided or as directed on the voting instruction form.

In Person. You may vote your shares in person by attending the Annual Meeting and submitting your proxy at the meeting.

You can revoke your proxy at any time before the annual meeting if, for example, you would like to vote in person at the meeting. If your shares are held in the name of a bank, broker or other holder of record, to vote at the Annual Meeting, you must obtain a proxy executed in your favor from the holder of record and bring it to the Annual Meeting in order to vote.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our Board recommends.

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you may receive voting instructions from the holder of record. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the election of directors (Proposal 1).

Dissenters’ rights. Under Connecticut law, dissenters’ rights are not available with respect to the matters included in the formal agenda for the 2010 annual meeting of shareholders.

Miscellaneous. The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone by directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, Inc. of New York City to assist in soliciting proxies for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

A copy of the Company’s Annual Report on Form 10-K is available on the Company’s website at www.mbia.com or by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504.

Board of Directors Corporate Governance

The Board of Directors and its Committees

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to the four regular committees described below. In addition, the Board has also appointed the Special Litigation Committee and the Demand Review Committee, which are also described below, as temporary special committees to investigate certain shareholder claims. The Board of Directors met seven times in regular sessions during 2009. In addition to its regular sessions, the Board met one time in a special session during 2009. The Board of Directors has regularly scheduled non-management director meetings. The Company’s policy on Board attendance, which is contained in the “MBIA Inc. Board Corporate Governance Practices”, requires that each Director attend at least 75% of all Board meetings and Committee meetings of which that Director is a member. All of the Directors met this requirement in 2009. The MBIA Inc. Board Corporate Governance Practices can be found on the Company’s website, www.mbia.com, and are available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504.

Regular Board Committees

Each regular Board committee has a charter, which can be found on the Company’s website, www.mbia.com, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. The committees are as follows:

The Executive Committee, which at year-end consisted of Messrs. Kearney (Chair), Brown, Coulter and Vaughan, did not meet during 2009. Mr. Brown served as Chair and as a member of the Committee until July 1, 2009, at which time Mr. Kearney was elected Chair. This Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the By-Laws of the Company and the Committee’s Charter.

The Finance and Risk Committee, which at year-end consisted of Messrs. Rinehart (Chair), Brown, Coulter and Lee and Dr. Meyer, met two times in regular sessions during 2009. Effective July 1, 2009, the Finance Committee and the Credit Risk Committee were merged to form this Committee. Each of the Committee members was appointed effective July 1, 2009. The Finance Committee, which prior to the merger consisted of Messrs. Rolls (Chair), Brown and Lee and Dr. Meyer, met two times in regular sessions during 2009 prior to the merger. Mr. Rolls served as Chair and a member of the Finance Committee until he resigned from the Board, effective June 18, 2009. The Credit Risk Committee, which prior to the merger consisted of Dr. Meyer (Chair) and Messrs. Coulter, Kearney and Rinehart, met two times in regular sessions during 2009 prior to the merger. Mr. Rinehart was elected as a member of the Credit Risk Committee effective January 15, 2009. This Committee assists the Board in monitoring the Company’s (i) investment portfolio and policies, (ii) capital and liquidity policies and practices, (iii) market risk management and (iv) the governance of credit risk in the Company and its subsidiaries.

The Compensation and Governance Committee, which at year-end consisted of Mr. Coulter (Chair), Dr. Gaudiani, and Messrs. Kearney and Vaughan, met three times in regular sessions during 2009. Effective July 1, 2009, the Compensation and Organization Committee and the Nominating/Corporate Governance Committee were merged to form this Committee. Each of the Committee members was appointed effective July 1, 2009. The Compensation and Organization Committee, which prior to the merger consisted of Messrs. Kearney (Chair) and Coulter, Dr. Gaudiani and Messrs. Rolls and Vaughan, met two times in regular sessions and one time in a special session during 2009 prior to the merger. The Nominating/Corporate Governance Committee, which prior to the merger consisted of Dr. Gaudiani (Chair) and Messrs. Kearney and Lee, met two times in regular sessions during 2009 prior to the merger. The role of the Compensation and Governance Committee is described below under “Role of the Compensation and Governance Committee.” In accordance with the Compensation and Governance Committee Charter and the listing standards of the New York Stock Exchange, each of the Compensation and Governance Committee members is independent.

The Audit Committee, which at year-end consisted of Messrs. Vaughan (Chair), Kearney, Rinehart and Shasta, met five times in regular sessions and one time in a special session during 2009. Mr. Rolls served as a member of the Committee until he resigned from the Board, effective June 18, 2009. Messrs. Rinehart and Shasta were elected to the Committee effective March 6, 2009 and August 3, 2009, respectively. This Committee reviews the Company’s annual and quarterly financial statements, reviews the reports of the Company’s independent auditors and the performance of those auditors. The

Committee also reviews the qualifications of the Company’s Internal Audit Department. In accordance with the Audit Committee Charter and the listing standards of the New York Stock Exchange, each of the Audit Committee members is independent. In addition, the Board has designated Messrs. Kearney, Rinehart, Shasta and Vaughan as the “audit committee financial experts” (as defined under applicable Securities and Exchange Commission rules) on the Audit Committee.

Special Litigation Committee

The Special Litigation Committee, which at year-end consisted of Messrs. Coulter (Chair) and Vaughan, met three times during 2009. The Committee is responsible for investigating, analyzing and evaluating the matters raised in certain shareholder demand letters received by the Company in 2008 and to determine what action, if any, the Company should take with respect to such matters.

Demand Review Committee

The Demand Review Committee, which at year-end consisted of Mr. Rinehart (Chair) and Dr. Meyer, met eight times during 2009. The Committee was formed on May 7, 2009 to investigate, analyze and evaluate the matters raised in a certain shareholder demand letter received by the Board in 2009 and to determine what action, if any, the Company should take with respect to such matters.

Role of the Compensation and Governance Committee

MBIA’s Compensation and Governance Committee (for purposes of this section, the “Compensation and Governance Committee”) is made up of four independent members of the Board of Directors who are not current or former employees of the Company. The Compensation and Governance Committee sets the overall compensation principles of the Company and evaluates the Company’s entire compensation program at least once a year. As part of its specific responsibilities (i) it reviews for approval the recommendations of the Chief Executive Officer (the “CEO”) for the aggregate level of compensation to be paid to all employees of the Company, (ii) it reviews the recommendations of the CEO for the individual compensation levels for members of the senior leadership team, (which, excluding Jay Brown, are referred to in this section as “Senior Executives”), and (iii) it establishes and recommends to the Board the compensation level of the CEO. The Compensation and Governance Committee also (i) oversees significant organizational and personnel matters, (ii) determines the membership, size, and composition of the Board, (iii) sets Directors’ compensation, (iv) selects Directors to serve on the Board Committees and (v) develops corporate governance principles and practices.

The Board approves the CEO’s compensation level and approves the recommendations of the Committee for the Senior Executives’ compensation levels. Since 2005, the Committee has retained Frederic W. Cook & Co., a compensation consulting firm, to assist and advise it in conducting a periodic comprehensive review of the Company’s compensation plans for appropriateness and to assess the competitiveness of the Company’s compensation levels relative to market practice.

Process for Director Searches

Potential Director nominees are selected in light of the Board’s needs at the time of recommendation. The Compensation and Governance Committee has engaged a third-party search firm to assist in identifying and evaluating potential nominees. The Committee assesses potential nominees on various criteria, such as relevant business and other skills and experience, personal character and judgment and diversity of experience. The Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees, as well as their knowledge of and familiarity with the Company’s businesses, are additional considerations in the Committee’s selection process. Potential nominees are reviewed and evaluated first by the third-party search firm, which then forwards all nominees for review and evaluation by the Chair of the Committee and then, at the Chair’s discretion, by the entire Committee, which decides whether to recommend a candidate for consideration by the full Board. Potential nominees are interviewed by each member of the Committee, the Chairman and the Chief Executive Officer.

The Compensation and Governance Committee would evaluate potential nominees suggested by shareholders on the same basis as all other potential nominees. Shareholders may recommend a potential nominee by sending a letter to the Company’s Corporate Secretary at MBIA Inc., 113 King Street, Armonk, New York 10504. No potential nominees were recommended by shareholders in 2009.

Consideration of board diversity. The MBIA Inc. Board Corporate Governance Practices include guidelines for selecting directors. Under the Board Corporate Governance Practices, in selecting nominees for the Board, the Board seeks a combination of active or former senior business executives of major complex businesses (from different industry sectors), leading academics, and individuals with substantial records of business achievement or government service or other leadership roles in the not-for-profit sector including individuals with specific knowledge and experience relevant to the Company’s business. These guidelines for selecting candidates for nomination to the Board promote board diversity among board members, and the Compensation and Governance Committee and the Board evaluate the composition of the Board in order to assess the effectiveness of the policy. The results of these evaluations inform the process for identifying candidates for nomination to the Board.

Board Leadership Structure

The offices of Chairman of the Board and CEO of the Company are separate. The Chairman is responsible for presiding over meetings of the Board and the Company’s shareholders and performing such other duties as directed by the Board. The CEO is responsible for formulating policy and strategic direction for the Company and executing the Company’s business plan and strategy under plans approved by the Board, providing management of the Company’s day-to-day operations, hiring, directing and retaining senior management, serving as spokesperson for the Company and performing such other duties as directed by the Board or required by law.

The Chairman and CEO roles were separated on May 7, 2009 as a means of enhancing the Company’s corporate governance at the recommendation of Mr. Brown. Given that the roles of CEO and Chairman are well defined, the Board does not believe there is a risk of confusion or duplication between the two positions.

Board and Board Committee Roles in Risk Oversight

The Board and its Committees oversee different risks faced by the Company and its subsidiaries. The Board regularly evaluates and discusses risks associated with strategic initiatives, and the CEO’s risk management performance is one of the criteria used by the Board in evaluating the CEO. On an annual basis, the Board also evaluates and approves the Company’s risk tolerance guidelines. The purpose of the Risk Tolerance Policy is to delineate the types of risk considered tolerable and justifiable within the Company, and provides the basis upon which risk criteria and procedures are developed and applied consistently across the Company. The Board’s Audit Committee and its Finance and Risk Committee also play an important role in overseeing different types of risks.

The Audit Committee oversees risks associated with financial and other reporting, auditing, legal and regulatory compliance, and risks that may otherwise result from the Company’s operations. The Audit Committee oversees these risks by monitoring (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements and (v) the performance of the Company’s operational risk management function.

The Finance and Risk Committee oversees the Company’s credit risk governance framework, market risk, liquidity risk and other material financial risks. The Finance and Risk Committee oversees these risks by monitoring the Company’s (i) investment portfolio and policies, (ii) capital and liquidity policies and practices, (iii) market risk management and (iv) the governance of credit risk in the Company and its subsidiaries. The Finance and Risk Committee’s responsibilities help manage risks associated with the Company’s investment and insured portfolios, liquidity and lines of business.

At each regular meeting of the Board, the Chairs of each of these committees report to the full Board regarding the meetings and activities of the committee.

Directors’ Compensation

Independent directors retainer and meeting fees. In 2009, the Company paid Directors who are not Executive Officers an annual retainer fee of $75,000 plus an additional $2,000 for attendance at each Board meeting and each meeting of each Committee on which they served (and $1,000 for each special telephonic meeting). The Company also paid each Committee Chair an annual Committee Chair retainer of $15,000. New board members are paid a $2,000 orientation fee.

In keeping with its commitment to maintain the highest standards of corporate governance, in 2009 the Board of Directors accepted the recommendation of Mr. Brown to separate the roles of Chairman and CEO and elected Mr. Kearney as Chairman. Mr. Brown will continue in his roles as CEO and as a member of the Board of Directors. As Chairman, Mr. Kearney is paid an additional retainer of $125,000. Prior to this change, Mr. Kearney was the Company’s Lead Director.

An eligible Director may elect annually to be paid the retainer and meeting fees either in cash on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such Director’s service on the Board. A Director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (the “Investment Account”), or a hypothetical share account (the “Share Account”), which have been set up to credit such deferred payments. Until December 31, 2004, such deferral election was made under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, which was approved by the Board and the shareholders in 2002. As of January 1, 2005, deferral elections are made under the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan (which is substantially similar to the Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, but is designed to comply with the requirements of Section 409A of the Code for amounts deferred on or after January 1, 2005). The total number of shares reserved under the plans is 300,000 shares, subject to adjustment in the event of any stock dividend or stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than ordinary cash dividends), exchange of shares, rights offering to purchase common stock at a price substantially below fair market value or other similar corporate change.

Amounts allocated to the Investment Account are credited to a hypothetical money market account earning hypothetical interest based on the Barclays U.S. Government/Credit Index. Amounts allocated to the Director’s Share Account are converted into share units with each such unit representing the right to receive a share of common stock at the time or times distributions are made under the plan. Dividends are paid as stock units each quarter if applicable. Distributions of amounts allocated to the Share Account are made in shares of common stock. No transfers are permitted between the accounts. As of December 31, 2009, Directors had elected to receive their retainer and meeting fees as follows: Messrs. Rinehart, Shasta and Vaughan directly as cash payments, Messrs. Coulter and Lee directly as shares of common stock, Dr. Gaudiani as a deferral into the investment account and Mr. Kearney and Dr. Meyer as a deferral into the share account.

Independent directors restricted stock grants. In addition to the annual cash fees payable to Directors for 2009, the Company also granted Directors an award of restricted stock in 2009 with a value of $75,000 at the time of grant. On May 7, 2009, Drs. Gaudiani and Meyer and Messrs. Coulter, Kearney, Lee, Rinehart, Rolls and Vaughan were awarded their annual restricted stock grant with a value of $75,000 at the time of grant. New Directors elected to the Board also receive a one-time grant of restricted stock with a value of $100,000 at the time of grant. Mr. Shasta received a new director restricted stock grant in the amount of $100,000 on August 3, 2009. The Director restricted stock grants are awarded under the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), which was approved by the Board and the shareholders in 2005.

The restricted stock granted to Directors is subject to forfeiture restrictions and restrictions on transferability. The period of restriction generally continues until the 10th anniversary of the date of the restricted stock grant. The restriction period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable prior to the 10th anniversary of the date of the restricted stock grant upon the earlier of: (i) the death or disability of a participating Director, (ii) a change of control in the Company as defined in the Omnibus Plan, (iii) the Company’s failure to nominate a participating Director for re-election, or (iv) the failure of the shareholders to elect a participant Director at any shareholders meeting. Unless otherwise approved by the Compensation and Governance Committee of the Board, if a participating

Director leaves the Board for any reason other than the foregoing at any time prior to the 10th anniversary of the date of the restricted stock grant, all unvested shares will revert back to the Company. During the restricted period, a participating Director receives dividends, if applicable, with respect to, and may vote, the restricted shares.

Under the Omnibus Plan, the Compensation and Governance Committee of the Board of Directors has the discretionary authority to determine the Directors to whom restricted stock will be granted and the terms and conditions of such restricted stock, including the number of shares of restricted stock to be granted, the time or times at which the restricted stock will vest, whether any restriction shall be modified or waived after the date of grant, and the rights of a participant with respect to the restricted stock following the participant’s termination of service as Director. The Compensation and Organization Committee approved the vesting of the restricted shares awarded to Mr. Rolls upon his resignation from the Board in 2009. The decision to waive the vesting restriction and to approve the immediate acceleration of vesting on the shares of restricted stock granted to Mr. Rolls upon his resignation reflected the Committee’s recognition of the contributions and service rendered by Mr. Rolls to the Company over 14 years.

Independent directors’ total compensation components. Independent Directors’ compensation for 2009 consisted of the following components, with 2008 shown for reference.

Independent director total compensation components	2009	2008
Board Annual Retainer	$75,000	$75,000
Committee Chair Retainer	$15,000	$15,000
Chairman Retainer	$125,000	-
Lead Director Retainer	-	$50,000
Board & Committee Meeting Fee (per meeting)	$2,000	$2,000
Special Telephonic Meeting Fee (per meeting)	$1,000	$1,000
New Board Member Orientation Fee (per day)	$2,000	$2,000
Annual Restricted Stock Grant	$75,000	$75,000
New Director Restricted Stock Grant	$100,000	$100,000

Independent directors’ total compensation paid in 2009. The following table is a summary of total compensation paid and recognized in 2009 for each of the Independent Directors. The Company does not provide perquisites to its Directors.

Name (a)	Retainer ($) (b)	Meeting Fees ($) (c)	Stock Awards ($) (d) (1)	All Other Compensation ($) (e) (2)	Total Compensation ($) (f) (3)
David A. Coulter	97,500	36,000	75,000	0	208,500
Claire L. Gaudiani	82,500	29,000	75,000	0	186,500
Daniel P. Kearney	188,626	44,000	75,000	0	307,626
Kewsong Lee	75,000	22,000	75,000	0	172,000
Laurence H. Meyer	82,500	35,000	75,000	0	192,500
Charles R. Rinehart	108,750	39,000	75,000	0	222,750
John A. Rolls (4)	45,000	17,000	75,000	0	137,000
Theodore Shasta (5)	37,500	12,000	100,000	0	149,500
Richard C. Vaughan	90,000	39,000	75,000	0	204,000
1	The amounts shown represent the grant date fair value (dollar amount) of restricted stock awards granted in 2009.

2	There were no dividend payments on restricted stock and restricted stock units in 2009.

3	The amounts shown represent the sum of the amounts in the preceding columns.

4	Mr. Rolls resigned in 2009.

5	Mr. Shasta was elected as a new Director in 2009.

Directors’ deferred compensation balances and equity holdings as of December 31, 2009. As described under “Independent Directors Retainer and Meeting Fees” above, a Director may choose to allocate deferred amounts to either an Investment Account or a Share Account. The following table represents Directors’ account balances under the Investment and Share Accounts (deferred retainer and meeting fees) and restricted stock and stock unit holdings as of December 31, 2009. In connection with his resignation in 2009, Mr. Rolls received a distribution of account balances and vesting of restricted stock. Amounts shown for stock holdings are based on $3.98 per share, the closing fair market value of the shares on December 31, 2009. Totals for 2008 are shown for reference.

Name	Investment Account Balance ($)	Share Account Balance ($)	Share Account Balance (#)	Restricted Stock Holdings ($)	Restricted Stock Holdings (#)	Restricted Stock Unit Holdings ($)	Restricted Stock Unit Holdings (#)	Total as of 12/31/09 ($)	Total as of 12/31/08 ($)
David A. Coulter	-	-	-	100,197	25,175	-	-	100,197	54,693
Claire L. Gaudiani	244,900	48,674	12,230	101,160	25,417	13,895	3,491	408,629	234,929
Daniel P. Kearney	-	343,013	86,184	101,160	25,417	13,895	3,491	458,067	225,507
Kewsong Lee	-	-	-	100,197	25,175	-	-	100,197	54,693
Laurence H. Meyer	-	176,423	44,327	93,956	23,607	-	-	270,379	129,431
Charles R. Rinehart	-	-	-	132,124	33,197	-	-	132,124	87,342
Theodore Shasta	-	-	-	89,240	22,422	-	-	89,240	-
Richard C. Vaughan	-	-	-	84,686	21,278	-	-	84,686	38,832

Executive officer directors.  Mr. Brown served as a Director and received no compensation for his services during 2009 as Director.

Company Standard of Conduct

The Company has adopted a Standard of Conduct that applies to all Directors, Executive Officers, employees and certain third parties. The Standard of Conduct, which also constitutes a code of ethics as that term is defined in Item 406(b) of Regulation S-K, can be found on the Company’s website, www.mbia.com, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. The Company intends to satisfy the disclosure requirements of Form 8-K regarding an amendment to, or waiver from, an element of its code of ethics enumerated in Item 406(b) of Regulation 5-K by posting such information on its internet website at www.mbia.com.

Report of the Audit Committee

To:	The MBIA Inc. Board of Directors
From:	The Audit Committee:
Mr. Richard C. Vaughan (Chair)
Mr. Daniel P. Kearney
Mr. Charles R. Rinehart
Mr. Theodore Shasta

The Audit Committee is composed of four Independent Directors who are not employees or officers of the Company. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgments as members of the Audit Committee.

This report of the Audit Committee covers the following topics:

1.	Respective Roles of the Audit Committee, Company Management and the Independent Registered Public Accounting Firm (“Independent Auditors”)

2.	2009 Activities

3.	Limitations of the Audit Committee

1. Respective roles of the Audit Committee, company management and the independent auditors

We are appointed by the Board of Directors of the Company to monitor (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements and (v) the performance of the Company’s operational risk management function. We also recommend to the Board of Directors the selection of the Company’s outside auditors.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s Internal Audit Department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (PwC), are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting standards generally accepted in the United States of America and the effectiveness of internal control over financial reporting.

2. 2009 Activities

In performing our oversight role for 2009, we have:

•	considered and discussed the audited financial statements for 2009 with management and the independent auditors;

•

discussed and reviewed all communication with the auditors, as required by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance” and SEC Rule 2-07, “Communication with Audit Committees.” We have received a letter from the independent auditors as required by Public Company Accounting Oversight Board Rule 3526 “Communications with Audit Committees Concerning Independence.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation;

•	considered the other non-audit services by the Company’s independent auditors and concluded that such services were not incompatible with maintaining their independence;

•	reviewed and discussed with management and PwC the Company’s establishment of case basis reserves, its mark to market adjustments and other critical accounting estimates; and

•	performed other functions as set forth in the Audit Committee Charter.

Based on the reviews and discussions we describe in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

3. Limitations of the Audit Committee

As members of the Audit Committee, we are not employees of the Company nor are we professionally engaged in, nor experts in the practices of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information, representations, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.” Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: February 22, 2010

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Report of the Compensation and Governance Committee on executive compensation

To:	The MBIA Inc. Board of Directors
From:	The Compensation and Governance Committee:
Mr. David A. Coulter, Chair
Dr. Claire L. Gaudiani
Mr. Daniel P. Kearney
Mr. Richard C. Vaughan

The Compensation and Governance Committee has reviewed the Compensation Discussion and Analysis (CD&A) set forth below and has discussed the disclosures contained therein with key members of the Company’s management team including the Chief Executive Officer and the Chief Operating Officer. Based on our knowledge of the Company’s compensation program, we believe that the CD&A fairly and accurately discloses the practices, policies and objectives of the Company with respect to Executive compensation for the year 2009. Based upon this review and discussion, we have recommended to the Company’s Board of Directors that the CD&A as presented to us be included in this proxy statement and in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Compensation discussion and analysis

The goal of our compensation program is simple: we want to attract, retain and motivate a highly skilled team of employees whose superior performance will build long term shareholder value on a cost effective basis. It is based on pay for performance, with individual and corporate performance rewarded on both a short-term and long-term basis. This way, we are confident that our compensation program is aligned with our owners’ interests.

This Compensation Discussion and Analysis discusses in detail the 2009 compensation program for MBIA’s executive officers: C. Edward Chaplin, Clifford Corso, William Fallon, Mitchell Sonkin and Ram Wertheim (our “Senior Executives”), and Jay Brown, our Chief Executive Officer. Mr. Chaplin is the co-President, Chief Financial Officer and Chief Administrative Officer of MBIA. Mr. Fallon serves as co-President and Chief Operating Officer. Mr. Corso is the President of Cutwater Asset Management Corp., the Company’s asset management business. Mr. Sonkin is the Executive Vice President and Chief Portfolio Officer, and Mr. Wertheim is the Company’s Executive Vice President, Chief Legal Officer and Secretary.

We compensate our executives three ways: base salary, annual bonus and long-term incentive awards. We have historically emphasized variable, performance-based compensation, with long-term incentive compensation generally representing the largest percentage of each executive’s compensation. However, since early 2008, our compensation mix has been modified and supplemented to provide our Senior Executives and other employees with shorter term retention and success awards, deferred cash compensation and new equity-based awards to promote retention and maintain long-term focus.

This CD&A also contains general information on compensation paid to all MBIA employees for 2009, as well as a discussion of the changes we made to our compensation program over the past two years. These changes were made to take into account the extraordinary circumstances facing MBIA and its employees that began in the fourth quarter of 2007 and continue today. The collapse of the financial markets and economic downturn have had a deeply adverse effect on our business and on our Senior Executives, including the loss of virtually all of the value of their equity-based long-term compensation that was awarded before 2008.

Our commitment to aligning our compensation programs with the long-term interests of our shareholders was demonstrated in 2008 when we were among the first companies to adopt “Say on Pay,” which gives owners an annual advisory vote on CEO and Senior Executive compensation, and binding votes on extraordinary compensation decisions. We are also very fortunate to have two board members who represent our largest shareholder Warburg Pincus, one of whom, Mr. David Coulter, also chairs our Compensation and Governance Committee. In addition, we have initiated an outreach program for Mr. Coulter and others to dialogue with other large shareholders.

1. Changes to the company’s compensation programs in 2008/2009 to reflect extraordinary circumstances

Prior to 2008, we gave long-term incentive (“LTI”) awards to Senior Executives and employees with the titles of vice president, director and managing director. These awards took the form of restricted stock that would vest three years after the grant date, subject to the achievement of a specified level of growth in Modified Book Value per share over that time period. At the time, we believed a three-year period would best reflect the appropriate financial measure of long term shareholder value. The number of shares of MBV restricted stock that would vest at the end of each three-year performance period depended on growth in MBV over this period, but could not exceed the number of shares granted. For awards granted in 2005, 2006 and 2007 (for the 2004, 2005 and 2006 performance years), we granted 1.5 million shares with a face value at the time of grant of $92.7 million. Because of the loss in shareholder value during this period, none of the shares of restricted stock became vested, meaning that no compensation became payable in respect of these awards.

Beginning in the fourth quarter of 2007 and continuing through today, MBIA’s business, stock price, book value and the ratings of its insurance operating subsidiaries have been significantly impacted by adverse developments (primarily in our insured RMBS and CDO portfolios), as well as by the near total collapse in global liquidity for structured financial products. These extraordinary events have created volatility and uncertainty around our future business prospects and performance, and they have had a material impact on our employees’ compensation. With this environment expected to continue through the 2008-2010 period, it has been difficult to establish effective financial performance metrics to measure shareholder value beyond long-term appreciation in our stock price.

We believe that appropriately designed annual bonuses and long-term incentive compensation awards are an essential, and should be the principal, component of our management compensation program. The reassessment of our long-term incentive award is consistent with our practice of always trying to align these awards with our business needs and objectives, recognizing that different arrangements may be needed when extraordinary economic or other circumstances arise.

With these factors in mind, management and the Compensation and Organization Committee implemented changes to our compensation programs for 2008-2010 to reflect the environment we have faced since late 2007 and to do our best to retain and motivate our team of executives and employees. These factors also led management and the Committee to re-focus efforts on critical and immediate initiatives, and to re-evaluate the kinds of incentives that were appropriate for management and all employees over the short and medium to long term.

So in February 2008, when we would have normally made long-term incentive awards tied to growth in MBV based on 2007 performance, the Compensation and Organization Committee instead approved special one-year cash retention grants and success awards that were paid in 2009, a three-year deferred cash award and a performance vesting option grant. Each is described in greater detail in our 2008 Proxy Statement and reflected in the Summary Compensation Tables below. The combination of short- and longer term incentives were intended to continue to align the Senior Executives’ interests with the interests of both MBIA and its shareholders, and to assure the continued retention of the Senior Executives.

In addition, in 2008, the Company realigned responsibilities and eliminated a number of executive positions. Consistent with their new responsibilities and market comparisons, we increased the base salaries of the Senior Executives for 2009. Mr. Chaplin’s salary was increased $150,000 to $750,000, Mr. Corso’s $50,000 to $650,000, Mr. Fallon’s $150,000 to $750,000, Mr. Sonkin’s $50,000 to $650,000 and Mr. Wertheim’s $100,000 to $500,000.

In February 2009, Mr. Brown recommended and the Compensation and Organization Committee approved long-term awards for 2008 performance for the Senior Executives be paid in two forms. The first was a three-year cash award to be paid out in 2012. A total of $4.2 million was granted under this program. The second was the award of stock options that vest in their entirety on the fifth anniversary of the grant and expire on the seventh anniversary of the grant. A total of $4.6 million (determined using the Black-Scholes option valuation model) was granted under this program. These two awards were intended to provide both an appropriate incentive for the Senior Executives to increase the value of MBIA’s stock over the long term, and an appropriate level of fixed compensation that is intended to assure Senior Executive retention during the next critical years for the Company. In addition, in 2009, Senior Executives were awarded annual incentive bonuses ranging from 60% to 94% of target and 27% to 42% of maximum bonus based on the Senior Executive’s role within the Company. The Committee and the independent members of the Board also approved a payout at $250,000 to each of the Senior Executives as a success award, which was 20% of the combined target success award awarded in 2008 to the Senior Executives.

In light of the continuing challenges facing us, our 2009 LTI awards for the Senior Executives (which were granted in 2010) consist of a mix of three-year deferred cash awards, time-based restricted stock awards and stock option awards – all more fully described below under “Compensation of the Senior Executives.” Long-term incentive awards for all 43 other executives were primarily in the form of three-year deferred cash payments, consistent with the approach adopted by the Committee in 2008. For the Senior Executives and other bonus eligible employees, bonus awards in 2010 for 2009 performance were consistent with the mix between base salary and bonus established in 2008.

No salary adjustments were made for 2010 for any Senior Executive, and salary adjustments were only made for approximately 22% of all employees. Unlike the programs we put in place for 2008 and 2009, we have determined that no short-term retention or special awards are needed to retain and motivate our employees for 2010.

In 2009, Mr. Brown recommended, and the Board of Directors adopted, a “Say on Pay Policy,” which appears on pages 47-48 of this proxy. The compensation actions we took in 2010 for 2009 performance, following Committee and Board approval for Mr. Brown and the Senior Executives compensation, are subject to this Policy.

In 2010, the Compensation and Governance Committee plans to evaluate the design of our long-term incentive compensation awards to reflect changes in our business and prospects, with a view of returning to metric-based performance LTI awards for either the 2011 or 2012 performance year. By then, the uncertainty and volatility surrounding our business and future performance should diminish. Consistent with this review, we will not be making any equity grants in 2011 for the 2010 performance year for the Senior Executives.

2. The role of the committee, the CEO and the compensation consultant in setting 2009 compensation

The Compensation and Governance Committee is responsible for overseeing MBIA’s compensation programs and for all significant decisions regarding our Senior Executives’ compensation. It reviews the Senior Executives’ compensation recommended by the CEO, and establishes and recommends the CEO’s compensation and makes recommendations with respect to each to the Board for approval. Historically, the Committee has compared target and actual executive compensation with data from a group of peer companies. In 2009, our compensation consultant, Frederick W. Cook & Co., Inc., collected relevant compensation information from a peer group of 14 companies representing insurance, financial guarantee and other relevant businesses. Companies were selected based on their size relative to MBIA and also on the extent to which they were facing or had faced extraordinary circumstances similar to ours. Given the virtual demise of many of the companies in the Financial Guarantee industry during the past two years, the peer group only contains data on two other competitors and therefore can only be used as a reference. The companies included in the peer group were: Ambac Financial Group, Assurant, Assured Guaranty, Chubb, Cincinnati Financial, Everest Re Group, Fidelity National Financial, Genworth Financial, Moody’s, Old Republic International, PartnerRe Limited, Progressive, Radian Group, and XL Capital.

Generally, the executives’ total target compensation (including base salary, annual bonus and long-term incentive compensation) will range from the 50th to 75th percentile of the peer companies’ total compensation for each set of job responsibilities. Actual compensation would fall above or below the target based on company and individual performance during the period. However, given the business climate and its impact on MBIA and every other firm in our peer group, the data did not significantly influence our pay decisions for 2009 or affect the programs we have in place for 2010. For 2009, the Committee relied on its own evaluation of performance and the recommendations of the CEO as well as information provided by the Human Resources Department, which administers our compensation and benefits programs.

The Committee met eight times during 2009 and two times in February 2010, both with management and in executive sessions, to discuss 2009 performance compensation awards and compensation in general.

3. 2009 Company performance assessment

The 2009 performance bonuses and related long-term incentive awards were based on an assessment of MBIA’s performance against a combination of quantitative and qualitative performance objectives that were established at the beginning of 2009. These objectives consist of four key areas, each of which is further divided into even more specific sub-objectives described below. The four key areas are: (1) to allow MBIA to survive the economic and credit market difficulties with sufficient financial resources to build shareholder value in the ensuing economic recovery; (2) to accumulate strategic advantages that will lead to future financial performance; (3) to set the foundation to increase MBIA’s adjusted book value to $45 per share in 3 years; and (4) to maintain our commitment to a high quality workforce, work environment, diversity and best-in-class governance.

In assessing our performance against these objectives, each key area was assigned a weight, and each objective within an area was given a relative weight. The Compensation and Governance Committee then assigned a score of between 50 and 150 based on the degree to which they determined that that objective was achieved. A score of 150% on all of the objectives would have resulted in the bonus pool being 150% of the target. When the objectives were set in early 2009, it was acknowledged that the Committee might adjust the quantitative result, based on environmental, competitive and unforeseen conditions.

Mr. Brown presented to the Committee a quantitative and qualitative assessment of MBIA’s performance on each of the 12 objectives. The following is the list of key areas outlined in the 2009 objectives, the objectives related to each area, and the weighted score assigned for each area as recommended by Mr. Brown to, and approved by, the Committee:

2009 Company Objectives	Objectives Weightings
A. Sufficient Financial Resources	Key Area Weight: 30%
Stability and adequacy of liquidity position	Objective Weight: 50%
Proper capitalization of entities	Objective Weight: 50%
Percent Achievement 78% Weighted Score 23.4
B. Accumulating Strategic Advantages	Key Area Weight: 20%
New Municipal Bond Insurance Company	Objective Weight: 50%
International and structured finance	Objective Weight: 10%
Opportunistic use of balance sheet resources	Objective Weight: 30%
Developing alternative business opportunities	Objective Weight: 10%
Percent Achievement 76% Weighted Score: 15.2
C. Set Foundation to Increase ABV to $45 in 3 Years	Key Area Weight: 40%
Consolidated net income (excluding mark-to–market)	Objective Weight: 25%
Gross insurance expenses	Objective Weight: 25%
New Municipal Bond Insurance Company new business	Objective Weight: 30%
After-tax IMS income	Objective Weight: 10%
IMS advisory AUM growth	Objective Weight: 10%
Percent Achievement 42.5% Weighted Score: 17.0
D. Maintain Commitments to People & Governance	Key Area Weight: 10%
Retaining and attracting talent	Objective Weight: 100%
Percent Achievement 125% Weighted Score: 12.5

A more detailed description of each of the 12 objectives and the performance score assessed for each are set forth below:

1.	Stability and Adequacy of Liquidity Position: To maintain adequate liquidity at the Company and its operating subsidiaries to cover current and future liabilities. Achievement measured on the basis of subjective assessment of operating cash flow levels, liquid assets and loss payment levels. Performance Score 100.

2.	Proper Capitalization of Entities: To assure that the Company and its operating subsidiaries are adequately capitalized to meet regulatory requirements and satisfy policyholder and contractual obligations. Achievement measured by the subjective assessment of degree of achievement of appropriate capital levels for implementation plan for new operating subsidiary, credit ratings and asset liability management, and accessing TARP funds. Performance Score 56.

3.	New Municipal Bond Insurance Company: Satisfaction of applicable requirements to enable new municipal bond insurance company to be operational. Achievement measured based on the subjective assessment of the achievement of overall business plan, which was impacted by litigation issues. Performance Score 50.

4.	International and Structured Finance: Completion of review and assessment of alternative business platforms and implementation of review by both the Company’s UK subsidiary and its structured finance business. Achievement based on subjective assessment of status of review and implementation. Performance Score 75.

5.	Opportunistic Use of Balance Sheet Resources: Execution of balance sheet transactions that add economic value while maintaining strong capitalization and liquidity. Achievement measured based on subjective assessment of levels of free cash flow generated, impact of redemption of debt and share buy backs, matched against adequate liquidity and investment portfolio quality. Performance Score 125.

6.	Developing Alternative Business Opportunities: Identify, market and execute business operations beyond the Company’s established financial guarantee and asset management products. Achievement measured based on subjective assessment of new business opportunities identified and implemented. Performance Score 60.

7.	Consolidated Net Income: Generation of net income (excluding effects of mark to market accounting). Achievement measured against objective criteria based on post-transformation threshold, target and maximum net income targets of $500, $784 and $900 million, respectively. The threshold level of net income was not achieved. Performance Score 0.

8.	Gross Insurance Expenses: Management of gross insurance expenses, while avoiding adverse impact on portfolio quality. Achievement based on subjective assessment of management of ordinary operating expenses against budget. Performance Score 100.

9.	New Municipal Bond Insurance Company New Business: Establish new municipal bond insurance company as a functioning company. Achievement measured against objective threshold, target and maximum levels of $150, $240 and $300 million of adjusted direct premium, respectively. Due to litigation challenging business formation, the threshold level of performance was not achieved. Performance Score 0.

10.	After-Tax Investment Management Services Income: Generate stable, after-tax income (excluding realized gains/losses, impairments and GIC termination fees) from investment management services. Achievement measured against objective threshold, target and maximum (including effects of debt and share buybacks) of after-tax income $139, $174 and $209 million respectively. Actual achievement was $144 million, exceeding threshold. Performance Score 50.

11.	Investment Management Services Advisory Assets Under Management (AUM) Growth: Maintenance or increase in investment management services AUM. Achievement measured against objective threshold, target and maximum levels of a 15% decline, between a 15% decline and a 15% increase, and more than a 15% increase over average 2008 AUM. Achievement measured against both year end and yearly average improvement/decline in AUM, with a 9% year end increase over 2008 year end (and a 25% increase in external advisory client AUM), and a 1% decline in overall average assets under management (and an 8% increase in external advisory client AUM). Performance Score 125.

12.	Retaining and Attracting Talent: Maintain highly skilled workforce. Achievement measured against a subjective assessment of turnover levels, improved diversity in workforce, and needed staffing levels. Performance Score 125.

Total Weighted Score: 68.1% on a scale of 0 to 150%.

Based on this total weighted score, the Compensation and Governance Committee approved a bonus pool of up to 70%, of which the actual bonuses were at 66% (aggregating $25.9 million for all employees) on a scale of 0 to 150%. The decisions on compensation for Mr. Brown and the Senior Executives are explained below.

4. Compensation of Mr. Brown

Under the terms of the employment arrangement Mr. Brown entered with MBIA when he rejoined the Company in February 2008, Mr. Brown receives an annual salary of $500,000 and a maximum annual incentive bonus of $2,000,000 payable based on performance as determined by the Committee. He is not eligible for any long-term incentive awards nor a change in salary until 2013. Mr. Brown does not have an employment or severance agreement and, except for his 2008 award of restricted stock, is not entitled to any benefits or other payments in connection with any change of control of the Company.

2009 Performance bonus. The 2009 bonus paid to Mr. Brown was based on an objective and subjective assessment of his performance against the objectives listed below that the Committee established for him at the beginning of 2009, as well as the overall achievement levels of the Company goals, the progress of the Company’s Transformation that Mr. Brown initiated and executed upon his return to the Company and Mr. Brown’s strong leadership of the Company in an extremely challenging business environment.

The following were Mr. Brown’s 2009 key performance objectives that were evaluated by the Committee: (1) attainment of the financial goals for the Company’s entire operation; (2) completing the transformation plan for public finance, international, structured and asset management; and (3) retaining the senior management team and having in place both a short- and long-term succession plan for the entire senior team.

Based on its assessment of the factors listed above, the Committee recommended and the Board approved a 2009 bonus of $1,500,000 for Mr. Brown.

Mr. Brown’s salary remains at $500,000 for 2010.

The portion of Mr. Brown’s salary paid in 2009, the $1.5 million 2009 bonus and the portion of his May 2008 shareholder- approved restricted stock grant that was granted in 2009 appears in the Summary Compensation Table for 2009.

5. Compensation of the senior executives

Below is a description of the compensation actions taken in February 2010 for the 2009 performance year with respect to the Senior Executives, as recommended by Mr. Brown and approved by the Committee and the Board.

Mr. Sonkin’s compensation is governed by the terms of an employment agreement with the Company, which became effective on July 1, 2009. The agreement was described in the Company’s Periodic Report on Form 10-Q for the quarter ended June 30, 2009 and is also described below. Under this agreement, Mr. Sonkin no longer receives awards under MBIA’s long-term incentive or annual incentive program for Senior Executives, except that he was entitled to participate in the annual incentive program for the first six months of 2009.

2009 Performance bonuses. Annual incentive bonuses for Senior Executives other than Mr. Brown are generally based on a formula that is tied to MBIA’s overall performance and to the executive’s performance rating for the year. As described above, corporate performance was assessed at approximately a 70% achievement as against 12 separate performance measures. Our Senior Executives receive a performance rating based on Mr. Brown’s subjective and objective assessment of each Senior Executive’s individual performance for the year, as approved by the Committee, applying a scale between 5 and 15, with a ‘5’ rating resulting in payment of a bonus equal to 50% of target, a ‘10’ rating resulting in a bonus equal to 100% of target and a rating of ‘15’ resulting in a bonus equal to 150% of target. Senior Executives’ target bonuses are equal to 125% of their base salary. Individual bonuses are then calculated by multiplying the target bonus times the percentage equivalent of the individual’s performance rating times the percentage quantitative assessment of the Company’s performance as approved by the Committee. Each Senior Executive was rated a “10” for individual performance, except Messrs. Chaplin and Corso who were each rated an 11.

As described in “2009 Performance Assessment,” the Committee assessed MBIA’s overall performance at 70% based on its weighted average performance against the 12 objectives outlined above. After considering each Senior Executive’s performance rating and the Company’s performance, Mr. Brown recommended and the Committee approved annual incentive bonus payouts for the Senior Executives as follows:

Senior executive	2009 Cash performance bonus

C. Edward Chaplin	$670,313		72% of target & 32% of a maximum of $2,109,375

William C. Fallon	$609,375		65% of target & 29% of a maximum of $2,109,375

Clifford D. Corso	$580,938		72% of target & 32% of a maximum of $1,828,125

Ram D. Wertheim	$406,250		65% of target & 29% of a maximum of $1,406,250

Mitchell I. Sonkin	$264,063	*	65% of target & 29% of a maximum of $914,063
*	Prorated for the 6-month period prior to the effective date of his new compensation program.

These payments are included in the Summary Compensation Table for 2009.

2009 Long-term incentive and cash awards. Except for Mr. Sonkin, our Senior Executives were awarded deferred cash-based LTI awards for 2009 in an amount equal to 150% of each Senior Executive’s base salary (other than Mr. Wertheim, for whom the award was 160% of base salary). Because of the continued instability in the financial markets, it is still difficult for the Company to design performance-based awards that will prove to be an effective incentive and reward for performance. Accordingly, the deferred cash awards, coupled with a complimentary award of stock options, are intended to strike an appropriate balance between retention and incentive in a volatile marketplace.

Mr. Brown recommended that the value of the equity-based 2009 LTI awards be increased by an additional 85% as an additional performance-based incentive and to increase the value of the current equity holdings of Messrs. Chaplin, Fallon and Wertheim. Because current equity awards – including the performance options granted in 2009 – will require substantial share price increases to provide incentives, the objective of this increase is to create an enhanced incentive to drive the value of the stock from current levels, thereby providing shareholders with meaningful returns, and rewarding the Senior Executives for achievement in difficult circumstances. The Committee will not make any equity awards in 2011 for the 2010 performance year because of the increase in these awards for 2009.

The 2009 equity incentive awards were in the form of stock options and restricted stock awards for Messrs. Chaplin and Fallon, and a stock option award for Mr. Wertheim. Messrs. Chaplin and Fallon were awarded restricted stock as part of their 2009 equity awards due to the limitation on the aggregate number of stock options that can be awarded under MBIA’s Omnibus Incentive Plan over a three-year period. Mr. Corso received no equity incentive awards and is expected to surrender all or a portion of his existing outstanding equity awards. Instead, he will receive an award of equity participation units in Cutwater under the Cutwater Equity Participation Plan, which is expected to be approved by the Compensation and Governance Committee and the Board in the second quarter of 2010.

The total value of the 2009 LTI awards granted to the Senior Executives was $9.3 million. These awards are intended to serve as an incentive for the Senior Executives to increase the value of MBIA’s stock over the long term and also as an appropriate level of deferred compensation to assure retention of these Senior Executives during the next critical years for the Company.

The table below sets forth the deferred cash- and equity-based long-term incentive awards granted to the Senior Executives for 2009.

Senior executive	Three-year cash LTI ($)	Stock options (#)	Stock options ($)	Restricted stock (#)	Restricted stock ($)

C. Edward Chaplin	$1,125,000	200,000	$757,680	300,000	$1,515,000

William C. Fallon	$1,125,000	200,000	$757,680	300,000	$1,515,000

Ram D. Wertheim	$800,000	200,000	$757,680	N.A.	N.A.

Clifford D. Corso	$975,000	N.A.	N.A.	N.A.	N.A.

Mitchell I. Sonkin	N.A.	N.A.	N.A.	N.A.	N.A.

The following is a description of the basic terms of the deferred cash and long-term incentive awards:

A.	Deferred Cash Awards: The deferred cash awards are payable in full on February 11, 2013. The total value of the awards granted to the Senior Executives is $4,025,000. Payment is generally contingent on the Executive’s continuous employment with the Company through the end of the vesting period.

B.	Stock Options: The stock options granted to Messrs. Chaplin, Fallon and Wertheim vest in their entirety on the grant’s fifth anniversary and expire on the seventh anniversary, subject to accelerated vesting under certain conditions. The strike price of the options is $5.05 per share, which is based on MBIA’s closing price on March 4th (two business days after the release of our financial results for 2009). The 600,000 options were valued at $2,273,040 using the Black-Scholes option valuation model.

C.

Restricted Stock: The restricted stock granted to Messrs. Chaplin and Fallon vests in equal installments on the third, fourth and fifth anniversary of the grant date, subject to accelerated vesting under certain conditions. The total number of shares of restricted stock granted was 600,000. Based on the March 4th closing price, the total grant is valued at $3,030,000.

These awards will appear in next year’s proxy Grants of Plan-Based Awards table.

2010 Salary actions. There were no salary increases approved for 2010 for the Senior Executives.

6. Compensation of Mr. Sonkin

Mr. Sonkin’s compensation is governed by the terms of an employment agreement with the Company that became effective on July 1, 2009. This agreement was described in MBIA’s Periodic Report on Form 10-Q for the quarter ended June 30, 2009.

Because we wanted to retain his portfolio remediation services as he nears retirement, MBIA entered into an employment agreement with Mr. Sonkin that restructured his compensation arrangements. Under the agreement, Mr. Sonkin no longer receives long-term incentive awards, nor does he participate in the annual incentive program for our Senior Officers. He was, however, entitled to a performance-based bonus under the annual incentive plan for the first six months of 2009 (see above under “Compensation of Senior Executive Officers”). Instead of participating in the standard arrangements, Mr. Sonkin is paid an annual salary of $650,000 – his annual salary before the employment agreement became effective – plus quarterly payments of $587,500. Mr. Sonkin may also receive a separate bonus based on successful remediations. We put these arrangements in place to more closely reflect the compensation levels that he could have received had he pursued other employment opportunities.

The separate bonus program gives Mr. Sonkin an opportunity to earn up to an additional $1,000,000 over the 12-month period beginning on the effective date of his contract. The amount earned will be based on Mr. Sonkin’s performance in the area of our business over which he has primary responsibility. The Compensation and Governance Committee, in consultation with the Chief Executive Officer, will decide the extent to which this additional bonus opportunity is earned.

7. Comparison of 2009 compensation actions for Mr. Brown and the senior executives to compensation reported in the summary compensation table for 2009

The following tables are intended to provide a comparison of the compensation actions taken for Mr. Brown and the Senior Executives in February 2010 for the 2009 performance year as described in this CD&A to the 2009 compensation included in the Summary Compensation Table for 2009 under applicable SEC rules. Under the SEC rules, the 2009 compensation set forth in the Summary Compensation Table for 2009 includes the performance cash awards paid in 2010 with respect to 2009, certain other non-performance cash awards that were paid in 2009 that were awarded in prior years and for the Senior Executives includes only stock based awards that were made in 2009 with respect to the 2008 performance year. The table illustrating the Committee’s view includes the same performance cash awards payable in 2010, the deferred cash awards granted in 2010 (and payable generally in 2013) and the stock and option awards granted in 2010 for 2009 performance.

Committee’s view of 2009 compensation awarded

Executive	Salary ($)	Bonus ($)	Deferred cash awards ($) (1)	Stock awards ($) (2)	Option awards ($) (2)	Non equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total comp ($)

Joseph W. Brown	500,000	-	-	-	-	1,500,000	40,610	68,750	2,109,360

C. Edward Chaplin	750,000	-	1,125,000	1,515,000	757,680	670,313	6,819	289,896	5,114,708

William C. Fallon	750,000	-	1,125,000	1,515,000	757,680	609,375	6,334	153,250	4,916,639

Ram D. Wertheim	500,000	-	800,000	-	757,680	406,250	9,970	105,250	2,579,150

Clifford D. Corso	650,000	-	975,000	-	-	580,938	980	143,583	2,350,501

Mitchell I. Sonkin (3)	650,000	1,175,000	-	-	-	264,063	1,348	147,521	2,237,932
1	The deferred cash awards were granted on February 11, 2010 for the 2009 performance year. These awards fully vest in three years on February 11, 2013. In accordance with the SEC rules, the dollar amount of the awards is reported in the Summary Compensation Table when they vest and will appear under the “Bonus” column for the proxy published in 2014 (reporting of 2013 compensation).

2	The stock and option awards granted in 2010 for the 2009 performance year will be reported in the Summary Compensation Table (and other tables) in next year’s proxy.

3	Mr. Sonkin’s bonus in the amount of $1,175,000 represents the sum of two cash payments made in 2009 under his agreement.

2009 Compensation as reported in the summary compensation table

Executive	Salary ($)	Bonus ($)	Stock Award ($)	Option Awards ($)	Non Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Comp ($)

Joseph W. Brown	500,000	-	3,058,000	-	1,500,000	40,610	68,750	5,167,360

C. Edward Chaplin	725,000	1,125,000	-	1,042,720	670,313	6,819	289,896	3,859,748

William C. Fallon	725,000	1,125,000	-	1,042,720	609,375	6,334	153,250	3,661,679

Ram D. Wertheim	483,333	625,000	-	651,700	406,250	9,970	105,250	2,281,503

Clifford D. Corso	641,667	875,000	-	912,380	580,938	980	143,583	3,154,548

Mitchell I. Sonkin	641,667	2,300,000	-	912,380	264,063	1,348	147,521	4,266,979

8. Say on pay recommendations

In accordance with our Say on Pay Policy, you are being asked to vote to support or not support the compensation paid or awarded to Mr. Brown and the Senior Executives for the 2009 performance year and their 2010 salaries as described in this CD&A and set forth in Proposals 3 and 4 on pages 48 and 49 of this Proxy Statement.

The Board of Directors and the Company recommend that the shareholders vote FOR Proposal 3 set forth on page 48 of this proxy to express their support for the annual bonus in the amount of $1,500,000 paid Mr. Brown for the 2009 performance year and his 2010 salary as set forth in the table on such page.

The Board of Directors and the Company further recommend that the shareholders vote FOR Proposal 4 set forth on page 49 of this proxy to express their support for the 2009 compensation awards made to the Senior Executives as a whole for the 2009 performance year in the aggregate amount of $13,033,979 and for their 2010 salaries as set forth in the table on such page.

The shareholder votes on Proposals 3 and 4 are advisory in nature and therefore will not be binding on the Board. However, the Compensation and Governance Committee will take into account the results of the vote and discussions with shareholders in considering Senior Executive compensation in subsequent periods.

9. Certain compensation actions for executives and employees, other than Mr. Brown and the senior executives

2009 Performance bonuses. In 2010, Mr. Brown recommended, and the Compensation and Governance Committee approved, total annual bonus payments of $21.9 million to 313 employees based on the 2009 performance assessment described above. This represents a bonus pool that is 66% of target and 44% of the maximum bonus pool for MBIA’s bonus-eligible employees, excluding Mr. Brown and the Senior Executives. 2009 targets for bonus-eligible employees, other than the Senior Executives, range from 20% to 100% of base salary.

The average and median salary for all employees (416 employees) were $154,934 and $130,000, respectively. The average and median salary and bonus for all employees were $217,184 and $152,400, respectively.

With the exception of the deferred cash payments payable to Mr. Sonkin in 2010 under his employment agreement, there were no retention payments or minimum bonuses approved for any employees for 2010.

2009 Long-term incentive and cash awards. In 2010, Mr. Brown recommended, and the Committee approved, the payment of 2009 LTI awards to eligible employees, primarily in the form of a three-year deferred cash payment. 43 executives, other than the Senior Executives, received these awards totaling $5.8 million. The amount of the individual awards ranges from 25% to 220% of the executive’s base salary, and is generally contingent upon the recipient’s continuous employment with MBIA through the end of the three-year vesting period.

In addition, four executives received a grant of stock options. These options vest in their entirety on the fifth anniversary of the date of grant and expire on the seventh anniversary, subject to accelerated vesting upon the occurrence of certain events.

The strike price of the options is $5.05 per share, which is based on MBIA’s closing price on March 4th. The total number of stock options granted to these executives is 500,000, and their aggregate value is $1.9 million (determined using the Black-Scholes option valuation model).

2009 Salary actions. There were salary increases of an aggregate of 2.7% approved for 2010 which applied to approximately 22% of employees.

10. 2010 Company performance objectives

Mr. Brown recommended and the Board of Directors approved company performance objectives for 2010 consisting of objectives grouped into broad areas as follows (with 14 sub-objectives) along with the weighting assigned for each area. Similar to 2009, the Committee will review performance on these quantitatively at year end, subject to the Committee’s authority to adjust the final score up or down based on their business judgment.

2010 Company objectives	Key area weightings
A. Sufficient Financial Resources	35%
B. Set Foundation to Increase ABV to $45 in 2 Years	35%
C. Execute Strategic Advantages	20%
D. Maintain Commitments to People & Governance	10%

11. Stock ownership guidelines and the value of outstanding equity awards

The Company has stock ownership guidelines to align senior management’s interests with those of our shareholders. Under these guidelines, our Chief Executive Officer is expected to own MBIA stock with a value equal to approximately seven times his annual salary, and the Senior Executives are expected to own Company stock worth approximately three or four times their annual salary, depending on their job and title. This includes stock owned directly and stock held in retirement plans, and does not include the value of restricted stock or stock options. We updated these guidelines in 2010. Now, once the ownership guidelines are met, the guidelines permit Senior Executives to divest 25% of any excess above guidelines during any 12-month period while they are still employed by the Company. Upon termination from MBIA, the guidelines permit Senior Executives to sell one-third of their holdings immediately, one-third a year after termination and the final third two years after termination.

As of year-end 2009, only Mr. Brown satisfied our stock ownership guidelines. We recognize that the failure of the Senior Executives to comply with these guidelines is a direct result of the sharp decline in the value of MBIA’s common stock since the beginning of 2007. The Committee will continue to encourage the Senior Executives to increase the level of their stock ownership and does not intend to take any punitive action against them for not satisfying these guidelines. There have been no shares sold by the Senior Executives since 2007, except for an inadvertent sale by one executive that was subsequently offset by the purchase of the same number of shares.

The following table illustrates the significant decline between 2007-2009 in the value of the equity holdings of Mr. Brown and the Senior Executives in, or compensation valued by reference to, our stock. Amounts shown are in thousands, with stock values based on the closing value of a share of stock on the stated date or the immediately prior trading date.

Executives’ equity holdings

Values as of 1/1/2007 and 12/31/2009 (in thousands)

	January 1, 2007 ($73.06 share price)					Number of directly owned shares
Executive	Options ($)	MBV Restricted stock ($)	Restricted stock ($)	Directly owned ($)	Total ($)
Joseph W. Brown	72,651	23,890	0	46,174	142,715	632,000
C. Edward Chaplin	583	913	2,287	513	4,296	7,020
William C. Fallon	770	1,345	0	0	2,115	0
Clifford D. Corso	2,366	2,236	292	649	5,543	8,887
Ram D. Wertheim	5,982	1,770	710	1,566	10,028	21,430
Mitchell I. Sonkin	1,221	1,770	367	0	3,358	0

	December 31, 2009 ($3.98 Share Price)					Number of directly owned shares
Executive	Options ($)	MBV Restricted stock ($)	Restricted stock ($)	Directly owned ($)	Total ($)
Joseph W. Brown	0	0	0	4,985	4,985	1,252,456
C. Edward Chaplin	0	0	62	256	318	64,240
William C. Fallon	0	0	0	240	240	60,281
Clifford D. Corso	0	0	0	85	85	21,438
Ram D. Wertheim	0	0	0	271	271	67,996
Mitchell I. Sonkin	0	0	59	72	131	17,990

All of Mr. Brown’s current directly owned shares were either owned by him when he returned to MBIA in 2008 or purchased by him subsequently. In addition to his directly owned shares shown above , Mr. Brown also has 2,925,990 shares in restricted stock, the grant of which was approved by shareholders in May 2008 and which cannot be sold any earlier than 12 months after he leaves the Company, or May 2014. None of Mr. Brown’s restricted shares are vested.

Mr. Brown and the Senior Executives have substantial outstanding equity awards in addition to the stock they currently own directly. We believe this creates tremendous alignment with shareholder interests. As these shares vest based on performance and are acquired by the executives, they will be subject to the guidelines established above. No new equity based awards will be awarded in 2011 for 2010 performance. The following table shows the pre-tax value (in millions) of all outstanding awards which vest between 2013 and 2015 at various company stock prices.

Value of outstanding awards at hypothetical share prices

	$15	$20	$25	$30	$35	$40
Joseph W. Brown	0	$9.3	$27.0	$50.9	$80.9	$117.0
C. Edward Chaplin	$11.1	$16.2	$22.1	$28.9	$36.5	$45.1
William C. Fallon	$10.9	$15.9	$21.7	$28.4	$36.0	$44.4
Ram D. Wertheim	$4.7	$7.2	$10.2	$13.5	$17.4	$22.1
Mitchell I. Sonkin	$4.1	$6.4	$9.6	$13.6	$18.5	$24.2
Clifford D. Corso	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
Total	$30.8	$55.0	$90.6	$135.3	$189.3	$252.8
MBIA Market Value	$3 billion	$4 billion	$5 billion	$6 billion	$7 billion	$8 billion

The current market value of the Company is approximately $1 billion.

12. Pension plans, benefit plans and executive perquisites

MBIA’s executives enjoy the same benefits as our general employee population. This includes participation in the Company’s healthcare benefits, where MBIA shares in the cost of employee health insurance coverage; supplemental disability insurance to bring the income replacement benefit to a level equivalent to 70% of base salary; and contributions to defined contribution retirement programs based on a stated percentage of the employee’s compensation.

Our retirement program includes two qualified defined contribution plans and a non-qualified retirement plan. We do not maintain any defined benefit retirement plans. The qualified retirement plans include (i) a money purchase pension plan whereby the Company contributes each year an amount equal to 10% of earned salary and annual bonus and (ii) a 401(k) plan whereby plan participants can contribute up to 25% of earned salary and annual bonus on a pre-tax basis, with the Company matching participants’ contributions up to 5% of earned salary and annual bonus. All employees, including executives, receive the same Company contribution percentages. MBIA’s non-qualified deferred compensation and excess benefit retirement plan provides participants with benefits that are in excess of those amounts that can be provided within the qualified plans or that otherwise do not meet IRS requirements. Participant contributions to this plan are tax deferred until the time of distribution. MBIA gives executives the benefit of this non-qualified plan because we believe that all eligible employees should receive proportionate contributions to their pension and retirement plans. Beginning with the 2009 plan year, non-qualified plan participants will only be able to receive Company contributions based on aggregate salary and bonus compensation of up to $1.5 million. Prior to 2009 there was no cap on eligible compensation.

Our Senior Executives are provided with Company-paid annual physical examinations at a cost of $2,800 each. Except for this medical benefit, the Company does not provide any perquisites to its executives. The Company also does not provide any perquisites in connection with any severance or retirement agreements.

13. Tax and accounting aspects of executive compensation

When we designed our executive compensation plans and programs, we considered the tax and accounting implications of these awards. The accounting costs associated with stock options was one of several factors that led us to reevaluate the nature of our long-term incentive awards. Our plans have generally been designed so that amounts paid under the plans are deductible for Federal income tax purposes despite the limits imposed under Section 162(m) of the Code, including by qualifying the compensation payable under such plans as “performance-based compensation” within the meaning of Section 162(m) of the Code or by paying compensation that does not materially exceed the $1 million annual cap imposed by Section 162(m) of the Code. Although we believe that tax deductibility is an important factor in making compensation decisions, we reserve the right to pay amounts that are not deductible in specific circumstances. For example, the special retention awards will not be exempt from the limitation in Section 162(m) and, therefore, a portion of these payments may not be deductible for Federal income tax purposes. Where relevant, we have also designed our plans and programs to comply with, or to be exempt from the application of, Section 409A of the Code.

14. Change of control arrangements

In November 2006, the Committee adopted, and the Board approved, a Key Employee Employment Protection Plan (the KEEP Plan), which superseded any existing employment protection agreements. All of our Senior Executives are covered under the KEEP Plan. Its purpose is to assure MBIA of the services of key executives during a change in ownership or control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The terms and conditions of the KEEP Plan compare in many respects to the individual agreements it replaced, but the terms that were applicable under those agreements were modified to reflect current market practices as recommended by Frederick W. Cook & Co., Inc.. The net effect of these revisions was to lower the level of benefits that would be payable to the covered executives in the event of a change of control.

On December 21, 2007, as an inducement to Warburg Pincus to enter into an Investment Agreement, MBIA amended the KEEP Plan and other plans and arrangements that used a similar definition of change in control. This way, neither the closing of the Investment Agreement nor any future acquisitions of MBIA common stock by Warburg Pincus or its affiliates would constitute a “Change of Control” under the terms of the Agreement. Each of the Senior Executives in office on the date the Investment Agreement was entered into with Warburg Pincus specifically consented to these amendments.

In February 2010, MBIA adopted an amendment to the KEEP Plan. At the time the plan was approved, the Company did not award time-based deferred cash awards, and the KEEP Plan did not contain any reference to the treatment of such awards. When the Company began awarding time-based deferred cash awards in 2009, the KEEP Plan was amended to provide for these awards. The amendment specifies that (i) any deferred time-based cash awards made in 2009 will immediately vest and be payable upon termination by the Company without cause, by the employee for good reason, or due to death or disability, and (ii) any deferred time-based cash awards made in 2010 or later, to the extent provided by the terms of the award, will immediately vest upon termination by the Company without cause, or by the employee for good reason, and will be payable on the same date that was specified at the time the award was made. In the case of death or disability, awards will be payable immediately.

Mr. Brown is not eligible for the KEEP Plan nor does he have any comparable arrangements except with respect to his restricted stock award, which was approved by shareholders in May 2008.

15. Risk assessment

Our Compensation and Governance Committee also assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. In its assessment, the Committee considered MBIA’s current business environment and activities as well as the recent changes to our compensation programs as described in this CD&A. The Committee also considered the following specific points in its assessment of our compensation programs and practices:

•	The shift to higher current and deferred non-variable fixed-cash compensation, which reduces any incentive to undertake material risks,

•	Individual and corporate performance are measured using multiple performance metrics,

•	Compensation is based on a sliding scale with minimum and maximum payouts,

•	Bonuses are generally not guaranteed,

•	MBIA’s compensation policies and practices do not offer lucrative severance,

•	They do not provide for large equity awards that vest immediately,

•	They are not overly lucrative compared to the studied peer-group companies,

•	They include an appropriate mix of base pay and incentive compensation, and

•	They generally do not include provisions that encourage excessive risk taking or create risks.

Based on its assessment, the Committee concluded that our compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

Executive compensation tables

MBIA Inc.

Summary compensation table for 2009

Name & principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d) (3)	Stock awards ($) (e) (4)	Option awards ($) (f) (5)	Non equity incentive plan compen- sation ($) (g) (6)	Change in pension value and non-qualified deferred compen- sation earnings ($) (h) (7)	All other compen- sation ($) (i) (8)	Total compen- sation ($) (j) (9)
Joseph W. Brown (1) Chief Executive Officer	2009 2008 2007	500,000 437,500 180,000	- - 576,000	3,058,000 13,336,133 -	- - -	1,500,000 0 -	40,610 - -	68,750 - 692,631	5,167,360 13,773,633 1,448,631

C. Edward Chaplin President, Chief Financial Officer and Chief Administrative Officer	2009 2008 2007	725,000 583,333 500,000	1,125,000 1,125,000 -	- - 1,430,000	1,042,720 2,052,000 -	670,313 756,250 300,000	6,819 2,880 -	289,896 315,918 632,837	3,859,748 4,835,381 2,862,837

William C. Fallon President and Chief Operating Officer	2009 2008 2007	725,000 562,500 366,667	1,125,000 1,125,000 -	- - 895,000	1,042,720 2,052,000 -	609,375 925,000 270,000	6,334 1,372 -	153,250 127,843 130,193	3,661,679 4,793,715 1,661,860

Clifford D. Corso Executive Vice President, Chief Investment Officer	2009 2008 2007	641,667 575,000 441,667	875,000 875,000 -	- - 1,575,000	912,380 2,052,000 -	580,938 700,000 315,000	980 5,819 -	143,583 172,989 218,279	3,154,548 4,380,808 2,549,946

Ram D. Wertheim Executive Vice President, Chief Legal Officer and Secretary	2009 2008 2007	483,333 395,833 368,750	625,000 625,000 -	- - 1,031,000	651,700 1,026,000 -	406,250 625,000 225,000	9.970 7,588 -	105,250 126,228 202,130	2,281,503 2,805,649 1,826,880

Mitchell I. Sonkin (2) Executive Vice President and Chief Portfolio Officer	2009 2008 2007	641,667 575,000 450,000	2,300,000 1,125,000 -	- - 2,300,000	912,380 2,052,000 -	264,063 868,750 270,000	1,348 2,715 -	147,521 165,124 205,148	4,266,979 4,788,589 3,225,148
1	Mr. Brown retired from the Company in May 2007 as Executive Chairman. On February 16, 2008, Mr. Brown rejoined the Company.

2	Mr. Sonkin’s compensation for the second half of 2009 is governed by the terms of an employment agreement that became effective July 1, 2009. See the Compensation Discussion and Analysis for an explanation of Mr. Sonkin’s 2009 compensation.

3	The amounts shown represent non-performance-based cash awards paid or earned in 2009, which includes the remaining 50% payment of cash retention awards that were granted in February 2008 (50% was paid in December 2008). The payment of these awards was conditioned upon continuous employment with the Company. Mr. Brown was not granted a retention award. With respect to Mr. Sonkin, the amount also includes two quarterly cash payments for 2009 in the amount of $587,500 each.

4	With respect to Mr. Brown, the 2008 and 2009 stock grants are part of one aggregate performance-based restricted stock award that was approved by shareholders at the annual meeting on May 1, 2008. Prior year amounts have been restated to reflect grant date value in accordance with new SEC rules.

5	The amounts shown represent the grant date fair value (dollar amount) of stock option awards granted in 2009 for the 2008 performance year. Prior year amounts have been restated to reflect grant date value in accordance with new SEC rules.

6	The amounts shown represent cash performance bonuses for the 2009 performance year. See the Compensation Discussion and Analysis for an explanation of 2009 bonus awards.

7	MBIA does not maintain a qualified or non-qualified defined benefit retirement plan. The Company does maintain a non-qualified defined contribution retirement plan. MBIA credits amounts to this plan that it is precluded from contributing to the pension and 401(k) plans because of Internal Revenue Code limitations. The amounts shown represent only the above-market portion of the interest credited to the non-qualified retirement plan in 2009. The above-market earnings were determined by the interest credited that was in excess of 120% of the Applicable Federal Long-term Rate. See the Non-qualified Deferred Compensation table for details regarding contributions and earnings in 2009.

8	The amounts shown consist of company contributions made in 2009 to the qualified defined contribution (money purchase) pension and 401(k) plans, and company credits made in 2009 to the non-qualified retirement plan. There were no dividends paid in 2009 on unvested restricted stock. There were no perquisites paid on behalf of the named executives in 2009 that exceeded $10,000. Each named executive receives an annual physical examination, which costs the Company $2,800 for each examination. With respect to Mr. Chaplin, beginning in 2007, he receives five annual credits to the non-qualified retirement plan in the amount of $140,000 per year to partially offset the value of the pension benefit he would have earned from his prior employer. The following table shows specific information with respect to all other compensation amounts paid in 2009.

All other compensation

(Column (i) in the summary compensation table)

Name	Company qualified contributions in 2009 ($)	Company non- qualified contributions in 2009 ($)	All other compensation in 2009 ($)
Joseph W. Brown	31,333	37,417	68,750
C. Edward Chaplin	31,250	258,646	289,896
William C. Fallon	22,750	130,500	153,250
Clifford D. Corso	31,250	112,333	143,583
Ram D. Wertheim	31,250	74,000	105,250
Mitchell I. Sonkin	31,250	116,271	147,521

(9)	The amounts shown in the Total Compensation column represent the sum of the amounts shown in all of the other columns. The annual cash table below shows the total annual cash compensation paid for 2009 which includes earned salary, remaining 50% of the cash retention award that was paid in February 2009, cash performance bonus, and other cash payments for Mr. Sonkin in connection with his employment agreement.

Total annual cash compensation paid for 2009

(Supplemental table)

Name	2009 Salary ($)	Cash retention award ($)	Cash performance bonus ($)	Other cash ($)	Total annual cash ($)
Joseph W. Brown	500,000	-	1,500,000	-	2,000,000
C. Edward Chaplin	725,000	1,125,000	670,313	-	2,520,313
William C. Fallon	725,000	1,125,000	609,375	-	2,459,375
Clifford D. Corso	641,667	875,000	580,938	-	2,097,605
Ram D. Wertheim	483,333	625,000	406,250	-	1,514,583
Mitchell I. Sonkin	641,667	1,125,000	264,063	1,175,000	3,205,730

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MBIA Inc.

Grants of plan-based awards in 2009

Name (a)	Grant date (b) (1)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares/ units (#) (i)	All other option awards: number of securities underlying options (#) (j) (5)	Exercise or base price of option awards ($/share) (k)	Grant date fair value of stock and option awards ($) (l) (6)
		Thres- hold ($) (c)	Target ($) (d) (2)	Maximum ($) (e) (3)	Thres- hold (#) (f) (4)	Target (#) (g) (4)	Maximum (#) (h) (4)
Joseph W. Brown	-	0	-	2,000,000	-	-	-	-	-	-	-
	Feb 18, 2009	-	-	-	12,920	1,291,990	1,291,990	-	-	-	3,058,000
C. Edward Chaplin	-	0	937,500	2,109,375	-	-	-	-	-	-	-
	Feb 12, 2009	-	-	-	-	-	-	-	400,000	4.02	1,042,720
William C. Fallon	-	0	937,500	2,109,375	-	-	-	-	-	-	-
	Feb 12, 2009	-	-	-	-	-	-	-	400,000	4.02	1,042,720
Clifford D. Corso	-	0	812,500	1,828,125	-	-	-	-	-	-	-
	Feb 12, 2009	-	-	-	-	-	-	-	350,000	4.02	912,380
Ram D. Wertheim	-	0	625,000	1,406,250	-	-	-	-	-	-	-
	Feb 12, 2009	-	-	-	-	-	-	-	250,000	4.02	651,700
Mitchell I. Sonkin	-	0	406,250	914,063	-	-	-	-	-	-	-
	Feb 12, 2009	-	-	-	-	-	-	-	350,000	4.02	912,380
1	For Mr. Brown, on May 1, 2008 shareholders approved an aggregate restricted stock award with an initial grant of 1,634,000 shares and a second grant of 1,291,990 shares on February 18, 2009, which is reflected in the table above. For the other named executives, the equity grant date is the date the Board or Compensation and Governance Committee approved the equity award.

2	The amounts shown under the target column represent target cash performance bonuses for the named executives except for Mr. Brown. Performance bonus awards are described in the Compensation Discussion and Analysis. In February 2009 the Compensation Committee approved, in connection with the Company’s annual incentive plan, target bonus opportunities expressed as a percentage of salary for our named executives for 2009. Mr. Brown’s bonus opportunity ranges from 0 to a maximum amount as described below. For Mr. Sonkin, the amount represents a target bonus for the first six months of 2009. The bonus amounts shown reflect the 2009 target bonus opportunities and do not reflect the actual bonuses paid to the named executives for 2009. The actual payout of the bonus awards is reported in the Summary Compensation Table under column (g).

3	The amounts shown represent a maximum incentive opportunity as determined by the achievement of company objectives set forth at the beginning of the year and individual performance. For Mr. Brown the maximum bonus is $2.0 million. For the other named executives, the maximum reflects a bonus opportunity ranging from 0% to 225% of target.

4	The shares for Mr. Brown represent the second of two grants from an aggregate performance-based restricted stock award approved by shareholders at the annual meeting on May 1, 2008. The threshold amount reflects the number of shares at 1% vesting. These restricted shares will become vested on or before February 18, 2013 only if the Company’s average closing share price over a 20 business day period equals or exceeds $40. If the stock price does not achieve this level prior to February 18, 2013, or if Mr. Brown’s employment is involuntarily terminated before that date and before achieving this stock price target, the shares subject to these awards will vest, if at all, on February 18, 2013, on a pro rata basis by linear interpolation, to the extent that the average closing share price over the prior 20 business days is between $16.20 and $40.00 per share. Vesting of these shares will also occur in the event of a change in control of the Company prior to February 18, 2013, with the number of shares vesting on the date of the change in control being determined based on the stock price immediately prior to the change in control, and any shares that do not vest upon the change in control will continue to vest through February 18, 2013 based on the stock price through that date. Once any such shares subject to these awards are vested, Mr. Brown may not dispose of the shares until the later of (i) February 18, 2013 and (ii) one year after he ceases to be an employee of the Company.

5	On February 12, 2009, the Compensation and Governance Committee awarded Messrs. Chaplin, Fallon, Corso, Wertheim and Sonkin stock options under the Company’s Omnibus Incentive Plan with an exercise price of $4.02. These options vest in full on the fifth anniversary and expire on the seventh anniversary of the date of grant.

6	The amounts shown reflect the grant fair values of each of the equity awards listed in the table as determined in accordance with FASB Topic 718, except that no discount has been taken with respect to any service vesting award in respect of the risk that such award could be forfeited.

MBIA Inc.

Outstanding equity awards as of December 31, 2009

	Option awards					Stock awards
Name (a)	Number of securities underlying unexercised options exercisable (#) (b)	Number of securities underlying unexercised options unexercisable (#) (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j) (2)
Joseph W. Brown
								1,634,000 (5) 1,291,990 (5)	0 0
C. Edward Chaplin		37,500 (6)		57.51	June 26, 2016
			400,000 (7)	12.50	Mar. 28, 2015
		400,000 (8)		4.02	Feb. 12, 2016
						15,649 (9)	62,283	20,181 (10)	0
William C. Fallon		60,000 (11)		60.22	July 25, 2015
			400,000 (7)	12.50	Mar. 28, 2015
		400,000 (8)		4.02	Feb. 12, 2016
								12,631 (10)	0
Clifford D. Corso (3)	6,345 7,000 7,000 7,000 60,000 24,000	6,000 (12)		48.58 52.81 36.69 64.84 55.60 58.84	Dec. 12, 2010 Feb. 7, 2012 Feb. 12, 2013 Feb. 10, 2014 June 9, 2014 Feb. 16, 2015
			400,000 (7)	12.50	Mar. 28, 2015
		350,000 (8)		4.02	Feb. 12, 2016
								22,227 (10)	0
Ram D. Wertheim (4)	60,000 22,500 22,500 22,500 30,000 24,000	6,000 (12)		32.92 44.63 52.81 36.69 64.84 58.84	Jan. 24, 2010 Jan. 11, 2011 Feb. 7, 2012 Feb. 12, 2013 Feb. 10, 2014 Feb. 16, 2015
			200,000 (7)	12.50	Mar. 28, 2015
		250,000 (8)		4.02	Feb. 12, 2016
								14,550 (10)	0
Mitchell I. Sonkin	75,000 24,000	6,000 (12)		62.47 58.84	Mar. 29, 2014 Feb. 16, 2015
			400,000 (7)	12.50	Mar. 28, 2015
		350,000 (8)		4.02	Feb. 12, 2016
						5,026 (13) 9,836 (14)	20,003 39,147	18,347 (10)	0
1	The amounts shown represent time-based restricted stock based on $3.98 per share, the closing fair market value of the shares on December 31, 2009.

2	No value is shown for the MBV restricted stock awards because they have not been earned as of December 31, 2009 and therefore, none of the shares vested.

3	On December 9, 2009, Mr., Corso forfeited 2,712 stock options with an exercise price of $32.54. These options expired underwater.

4	On December 9, 2009, Mr. Wertheim forfeited 9,030 stock options with an exercise price of $32.54. On January 24, 2010, he also forfeited 60,000 options with an exercise price of $32.92. These options expired underwater.

5

On May 1, 2008, in connection with Mr. Brown’s re-employment, shareholders approved an aggregate restricted stock award with an initial grant of 1,634,000 shares and a second grant of 1,291,990 shares on February 18, 2009. These restricted shares will become vested on or before February 18, 2013 only if the Company’s average closing share price over a 20 business day period equals or exceeds $40. If the stock price does not achieve this level prior to February 18, 2013, or if Mr. Brown’s employment is involuntarily terminated before that date and before achieving this stock price target, the shares subject to these awards will vest, if at all, on February 18, 2013, on a pro rata basis by linear interpolation, to the extent that the average closing share price over the prior 20 business days is between $16.20 and $40.00 per share.

6	Stock options will fully vest on June 26, 2011.

7	Stock options will vest on or before March 28, 2013 only if the Company’s average closing share price over a 20 business day period equals or exceeds $40. If the stock price does not achieve this level prior to March 28, 2013, the shares subject to these awards will vest, if at all, on March 28, 2013, on a pro rata basis by linear interpolation, to the extent that the average closing share price over the prior 20 business days is between $16.20 and $40.00 per share.

8	Stock options will fully vest on February 12, 2014.

9	Original restricted stock award vested in two installments with 50% vesting on June 26, 2008 and the remaining 50% vesting on June 26, 2010.

10	MBV restricted stock would have vested on February 15, 2010 had the applicable performance vesting conditions been satisfied. As these conditions were not satisfied, all of these shares of MBV restricted stock were forfeited in 2010 upon the Compensation and Governance Committee’s certification of the MBV performance results.

11	Stock options will fully vest on July 25, 2010.

12	Stock options fully vested on February 16, 2010.

13	Restricted stock vested on March 1, 2010.

14	Original restricted stock award vested in two installments with 50% vesting on August 3, 2009 and the remaining 50% vesting on August 3, 2011.

MBIA Inc.

Option exercises and stock vested in 2009

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d) (1)	Value realized on vesting ($) (e) (2)
Joseph W. Brown	0	0	0	0
C. Edward Chaplin	0	0	0	0
William C. Fallon	0	0	0	0
Clifford D. Corso	0	0	0	0
Ram D. Wertheim	0	0	0	0
Mitchell I. Sonkin	0	0	9,837	43,873
1	On August 3, 2007, Mr. Sonkin received a grant of restricted stock that vests in two installments with 50% vesting on August 3, 2009 and the remaining 50% vesting on August 3, 2011. The amount shown represents vesting of the first installment on August 3, 2009.

2	The value of stock awards upon vesting is equal to the number of shares vested times the closing share price on the date of vesting.

MBIA Inc.

Non-qualified deferred compensation in 2009

Name (a)	Executive contributions in 2009 ($) (b) (1)	Company contributions in 2009 ($) (c) (1)	Earnings in 2009 ($) (d) (2)	Withdrawals/ distributions ($) (e) (3)	Balance as of 12/31/09 ($) (f)
Joseph W. Brown	33,500	37,417	215,450	457,354	3,945,203
C. Edward Chaplin	106,625	258,646	29,555	742,969	439,812
William C. Fallon	232,250	130,500	35,416	0	787,155
Clifford D. Corso	38,083	112,333	6,877	1,508,802	156,313
Ram D. Wertheim	45,167	74,000	30,751	2,061,324	42,734
Mitchell I. Sonkin	77,458	116,271	8,477	732,479	201,727
1	MBIA maintains a non-qualified defined contribution retirement plan. Under this plan, MBIA credits amounts that it is precluded from contributing to the money purchase pension and 401(k) plans because of Internal Revenue Code limitations. The amounts credited include both company and executive contributions. The amounts shown in column (b) represent employee compensation deferrals and the amount shown in column (c) represent company match and money purchase contributions, in each case in excess of the amounts that may be contributed to the Company’s tax-qualified retirement plans. Executives become fully vested in Company contributions on the fifth year of participation in the plan. Beginning in 2007, Mr. Chaplin receives five annual credits to the non-qualified retirement plan in the amount of $140,000 per year to partially offset the value of the pension benefit he would have earned from his prior employer.

The executive contribution amounts are included in the salary and performance bonus as reported in the Summary Compensation Table under columns (c) and (g) respectively. The Company contribution amounts are included in all other compensation as reported in the Summary Compensation Table under column (i).

Compensation that may be deferred under the 401(k) plan includes the aggregate salary and bonus paid to the Executive in any plan year (including amounts that would have been paid to him but for his election to defer part or all of such amounts under the non-qualified plan or any other plan of deferred compensation of the Company) for services rendered as an employee. The Company makes a matching contribution on behalf of the Executive in the amount of one dollar for each dollar deferred, up to (and not exceeding) five percent of the Executive’s compensation for such payroll period. Beginning with the 2009 plan year, non-qualified plan participants shall only be able to receive Company contributions based on aggregate salary and bonus compensation of up to $1.5 million. Prior to 2009 there was no cap on eligible compensation.

2	The non-qualified retirement plan earnings are based upon the Barclays U.S. Government/Credit Index. The earnings shown reflect above-market interest and the above-market portion of the interest earned in 2009 are reported in the Summary Compensation Table under column (h).

3	Distributions may occur through an election to receive vested account balances at a future fixed-date or following termination of employment, in all cases in accordance with the requirements of Section 409A of the Internal Revenue Code. Such distributions may be received as a lump sum payment or in annual installments up to 10 years. For Messrs. Chaplin, Corso, Wertheim and Sonkin; the amounts shown represent lump sum distributions in connection with their previous fixed-date election to receive such a withdrawal. With respect to Mr. Brown, in connection with his retirement in 2007, he received an installment distribution from the non-qualified retirement plan in January 2009 as the second of ten annual installments on amounts deferred prior to his retirement in 2007.

Potential post termination payments as of December 31, 2009

The Company’s compensation and benefit plans provide certain compensation payments and benefits under various termination events. The following summaries describe potential compensation and benefits payable to the named executives (the “Executives”) upon termination of employment under the following events: (a) involuntary (not for cause) or constructive termination following a change in control; (b) retirement; (c) involuntary (not for cause) and constructive termination (voluntary termination for good reason), (d) voluntary termination; and (e) death or disability.

In general, employees participating in the compensation and benefit plans are treated similarly with respect to the various termination scenarios. Differences may apply where Executives are covered under individual agreements (e.g., change in control agreements). Following the narrative are estimated dollar values associated with these payments and benefits for each Executive.

Individual agreements

Mr. Brown does not have an employment agreement, severance agreement or change in control arrangement, except with respect to his restricted stock awards.

The Company entered into an employment agreement with Mr. Sonkin that became effective on July 1, 2009, which was described in the Company’s Periodic Report on Form 10-Q for the quarter ended June 30, 2009. Under the agreement, Mr. Sonkin no longer receives long-term incentive awards in accordance with MBIA’s normal policies and practices for its Executives. Additionally, he no longer continues to participate in the annual incentive program for Executives, except that he is entitled to a performance based bonus under the annual incentive plan for the first six months of 2009. Instead of participating in the standard arrangements, Mr. Sonkin is paid an annual salary of $650,000 (which was his annual salary before the employment agreement became effective) plus quarterly payments of $587,500. Mr. Sonkin may also be awarded a separate bonus based on successful remediation. The new arrangements are intended to more closely reflect the compensation arrangements and levels that Mr. Sonkin could have received had he pursued other potential employment opportunities. The separate bonus program provides Mr. Sonkin with the opportunity to earn up to a maximum of $1,000,000, based on performance over the 12-month period commencing on the effective date of his contract. The amount earned will be determined based on Mr. Sonkin’s performance during the performance period and the aspects of our business over which he has primary responsibility. The Compensation and Governance Committee of the Board of Directors in consultation with the Chief Executive Officer will determine the extent to which such additional bonus opportunity is earned. The agreement provides that Mr. Sonkin will continue to participate in the other benefit plans and programs made available to employees on generally the same terms and conditions as apply to those employees.

(a) Involuntary (not for cause) or constructive termination following a change in control

On November 8, 2006, the Compensation and Governance Committee adopted, and the Board approved, a Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded the existing key employee employment protection agreements. The net effect of these revisions was to lower the level of benefits that would be payable to the covered executives in the event of a change in control. Following is a summary of key provisions of the KEEP Plan. In February 2010, the Company adopted an amendment to the KEEP Plan. A copy of the KEEP Plan has been filed as Exhibit 10.80 to the Company’s Annual Report on Form 10-K filed on March 1, 2007. A form of an individual agreement by which each covered executive would agree to the restrictive covenants that are a condition to the receipt of KEEP Plan benefits has been filed as Exhibit 10.81 to the Company’s Form 8-K filed on November 15, 2006. A copy of the amendment to the KEEP Plan has been filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K filed on March 1, 2010.

The KEEP Plan provides that the Company will continue to employ each Executive, excluding Mr. Brown, for a period of 24 months from the effective date of the change in control. The position, title, authority and responsibilities as well as salary, bonus and other elements of compensation for each executive are to be maintained at levels equal to or commensurate with levels existing prior to the change in control. Compensation payable and benefits under the KEEP Plan are triggered by a change in control of the Company followed by an involuntary termination by the Company (not for cause) or a voluntary termination for good cause (constructive termination). These terminations are each referred to as a “qualifying termination.”

In the event of a qualifying termination during the two year effective period, each Executive will receive a lump sum severance payment equal to two times the sum of his or her annual base salary and the average of the annual bonuses payable to the Executive for the prior two years. The severance payment will also include a pro-rated annual bonus for the year of termination equal to the average of the annual bonuses payable to the Executive for the prior two years.

The KEEP Plan provides that in the event of a qualifying termination, stock options held by an Executive will become fully exercisable and the executive may exercise such options until the earlier to occur of the expiration date of the option or the fifth anniversary of the qualifying termination. All time-vesting restricted stock held by an executive will fully vest upon a qualifying termination. The vesting of performance shares and performance options shall be administered in accordance with the terms of the applicable award agreement.

Under the KEEP Plan, each Executive who incurs a qualifying termination will also receive (1) continued health and group life insurance coverage for a period of 24 months following the date of the qualifying termination and (2) credits to the Company’s non-qualified retirement plan in an amount equal to the amount that otherwise would have been contributed on his or her behalf under the Company’s money purchase pension plan had his or her employment continued for another 24 months. In addition to and separate from the KEEP Plan, upon a change in control deferred cash long-term incentives will immediately vest and all unvested retirement account balances become fully vested.

To the extent that any payments are subject to the excise tax imposed on so-called “excess parachute payments,” a tax gross-up payment will be made to each covered officer who is currently covered under the KEEP Plan (the “Tax Gross-up Payment”). The Tax Gross-up Payment will not apply, however, if the total amount of payments that would otherwise be made to the officer on account of the change in control (including, but not limited to, the payments under the KEEP Plan) exceeds a safe harbor amount that can be paid without any excise tax by at least 10%. If such total payments are less than 10% over the safe harbor limit, Plan payments to the covered officer will be reduced to the extent necessary to eliminate any excise tax. The Company does not intend to provide Tax Gross-up Payments to any new or current employees who may become covered under the KEEP Plan in the future.

As a condition to the receipt of benefits, the KEEP Plan requires that a covered officer agree to be bound by a non-competition and non-solicitation clause and a non-disparagement clause. A violation of any of these clauses will result in a loss of future severance benefits and possible forfeiture to the Company of any severance benefits already paid.

Mr. Brown is not a participant in the KEEP Plan. With respect to his restricted stock awards, the vesting of these shares will be subject to actual performance as of the change in control date in accordance with the restricted stock agreement.

(b) Retirement

On November 8, 2006, the Committee adopted, and the Board of Directors approved, voluntary retirement benefits which provide certain benefits, as the case may be, to the Company’s employees, including the Executives, upon retirement (the “Retirement Program”). To be eligible for the retirement benefits as described below an Executive must (1) be at least 55 years old, (2) have at least five years of service and (3) give at least a six month advance notice of retirement. The Committee may waive any of the eligibility conditions or amend any of the provisions of the Retirement Program. The Retirement Program was based on retirement benefits provided to employees in the past and on an evaluation of market practices. On January 1, 2008, changes were made to the Retirement Program to comply with the final IRS Section 409A regulations.

Following is a summary of the compensation payable and benefits upon a retirement from the Company. Mr. Brown is not eligible to participate in the retirement program.

Base salary. No salary continuation beyond the retirement date.

Year-end performance bonus. The performance bonus for the year of retirement will be equivalent to the average of the last two year’s performance bonus (excludes special bonuses) and prorated based on number of months of service in that year, presuming consistent performance by the Executive over two years preceding the retirement. The bonus will be paid on the retirement date. There is no payment of bonus beyond the retirement date.

Restricted stock. Time-based restricted stock will immediately vest at the retirement date. Performance-based restricted stock will continue to vest beyond the retirement date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period.

Stock options. Stock options will continue to vest beyond the retirement date in accordance with the original vesting terms. Vested stock options may be exercised until the earlier of four years from the retirement date or the expiration of the option. Performance-based options will continue to vest beyond the retirement date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period.

Deferred cash long-term incentive. Subsequent to the adoption of the voluntary retirement benefits, the Compensation and Governance Committee of the Board approved the vesting of deferred cash awards such that the awards granted in 2009 (for the 2008 performance year) will vest and will become payable upon retirement and awards granted in 2010 and thereafter will vest upon retirement and will become payable on the original payment date.

Cash award in the year of retirement. In the event that the Company does not grant a year-end long-term incentive award for the Executive’s last performance year following an advance notification of retirement, a partial cash payment may be awarded in lieu of the long-term incentive award that would otherwise have been awarded to the Executive.

Restrictive covenants. The continued vesting of any outstanding long-term incentive awards or restricted stock units will require the Executive to consent to three year non-compete, non-solicitation and non-disparagement provisions. In the event of a breach of the restrictive covenants, an Executive could be subject to the forfeiture of any benefits received under the Retirement Program.

Healthcare benefits. The Executive can continue medical and dental benefits under the Company’s retiree healthcare program with the Executive assuming the full premium costs. The Executive can convert standard group life insurance to an individual policy.

Retirement plans. Vested account balances under the 401(k), pension and deferred compensation plans remain available and unvested balances are forfeited.

Accrued and Unused Vacation. Accrued and unused vacation time as of the retirement date will be paid at retirement.

(c) Involuntary (not for cause) and constructive termination

Following is a summary of the compensation payable and benefits upon the involuntary termination not for cause and constructive termination (a voluntary termination for good reason) of an Executive, excluding Mr. Brown.

There are no cash payment obligations for the Executives except for Mr. Sonkin. For the other Executives, any cash payment will be paid at the discretion of the Board. Under Mr. Sonkin’s employment agreement, he will receive any remaining unpaid salary and deferred cash payments from the termination date through the end of his employment period (June 30, 2010).

With respect to stock options, restricted stock and deferred cash long-term incentive awards, the vesting treatment for each Executive is at the discretion of the Board of Directors. The values represented in the termination tables that follow assume the following vesting treatment: vested stock options may be exercised for a period up to 90 days and unvested options are forfeited, restricted stock is forfeited, deferred cash is forfeited and vesting of performance shares and performance options reflect performance as of December 31, 2009.

Under the 401(k), pension and deferred compensation plans, vested account balances remain available and unvested balances are forfeited.

With respect to Mr. Brown, upon an involuntary (not for cause) or constructive termination, his performance restricted stock awards will continue to vest beyond the termination date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period.

(d) Voluntary termination

Upon the voluntary termination or resignation of an Executive there are no cash payment obligations. For the Executives other than Mr. Brown, vested stock options may be exercised for a period up to 90 days and unvested options are forfeited. All other equity and deferred cash awards are forfeited.

With respect to Mr. Brown, upon a mutual agreement between the Company and Mr. Brown, his restricted stock awards will continue to vest beyond the termination date in accordance with the original vesting terms.

(e) Death and total disability

Following is a summary of the compensation payable and benefits upon the death or total disability of an Executive. There are no cash payment obligations for the Executives. There is immediate vesting of restricted stock, deferred cash awards and stock options with one year to exercise. Performance shares and performance options will continue to vest beyond the event in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period. All unvested retirement account balances under the 401(k), pension and deferred compensation plans become fully vested.

Tables showing potential post termination payments as of December 31, 2009

The following tables show the estimated value of the compensation and benefits that would become payable as a result of the different termination events described above (e.g., accelerated vesting of equity) for each of the Executives. The values have been estimated as if the termination events occurred on December 31, 2009. The value of equity compensation assumes the closing fair market value of the Company’s shares on December 31, 2009 which was $3.98. Following are notes to explain some of the values shown in the Executive tables.

(1)	Under Change in Control, compensation and benefit values reflect the provisions as described under the KEEP Plan. For Mr. Brown, the vesting of his restricted stock follows the terms of his stock agreement.

(2)	Only Messrs. Sonkin and Wertheim were retirement eligible under the Company’s retirement program as of December 31, 2009 and the amounts shown reflect the benefits as described under Retirement. No retirement amounts are shown for the other Executives.

(3)	Under involuntary (not for cause) and constructive termination, any cash severance and cash bonus will be paid at the discretion of the Board, except for Mr. Sonkin who receives a cash payment in connection with his employment agreement.

(4)	Death and total disability amounts reflect the compensation and benefit treatments as described under Death and Total Disability.

(5)	For Mr. Brown’s performance-based restricted stock, no amount is shown because the year-end share price is below the award’s performance threshold.

(6)	All outstanding stock options held by the executive have no value because the exercise prices are in excess of the year-end share price. For performance-based options, no amounts have been earned.

Joseph W. Brown

Payment or benefit upon termination	Change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death and total disability payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Performance-based Restricted Stock (5)	0	0	0	0
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	0
Total	0	0	0	0

C. Edward Chaplin

Payment or benefit upon termination	Change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death and total disability payments ($) (4)
Cash Severance	2,306,250	0	0	0
Cash Bonus	403,125	0	0	0
Time-based Restricted Stock	62,283	0	0	62,283
Stock Options (6)	0	0	0	0
Deferred Cash	900,000	0	0	900,000
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	246,250	0	0	246,250
Healthcare Benefits	44,244	0	0	0
Total	3,962,152	0	0	1,208,533

William C. Fallon

Payment or benefit upon termination	Change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death and total disability payments ($) (4)
Cash Severance	2,445,000	0	0	0
Cash Bonus	472,500	0	0	0
Time-base Restricted Stock	0	0	0	0
Stock Options (6)	0	0	0	0
Deferred Cash	900,000	0	0	900,000
Excise Tax Gross-up	1,673,187	0	0	0
Retirement Benefits	280,000	0	0	0
Healthcare Benefits	43,436	0	0	0
Total	5,814,123	0	0	900,000

Clifford D. Corso

Payment or benefit upon termination	Change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death and total disability payments ($) (4)
Cash Severance	2,065,000	0	0	0
Cash Bonus	382,500	0	0	0
Time-based Restricted Stock	0	0	0	0
Stock Options (6)	0	0	0	0
Deferred Cash	900,000	0	0	900,000
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	218,333	0	0	0
Healthcare Benefits	37,042	0	0	0
Total	3,602,875	0	0	900,000

Ram D. Wertheim

Payment or benefit upon termination	Change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death and total disability payments ($) (4)
Cash Severance	1,600,000	0	0	0
Cash Bonus	300,000	300,000	0	0
Time-based Restricted Stock	0	0	0	0
Stock Options (6)	0	0	0	0
Deferred Cash	600,000	600,000	0	600,000
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	171,667	0	0	0
Healthcare Benefits	23,748	0	0	0
Total	2,695,415	900,000	0	600,000

Mitchell I. Sonkin

Payment or benefit upon termination	Change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death and total disability payments ($) (4)
Cash Severance	1,920,058	0	1,500,000	0
Cash Bonus	444,375	444,375	0	0
Time-based Restricted Stock	59,151	59,151	0	59,151
Stock Options (6)	0	0	0	0
Deferred Cash	900,000	900,000	0	900,000
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	252,083	0	0	0
Healthcare Benefits	30,383	0	0	0
Total	3,606,050	1,403,526	1,500,000	959,151

Principal accountant fees and services

The Company paid PwC a total of $5,517,000 and $4,614,000 respectively, for professional services rendered for the years ended December 31, 2009 and 2008, broken down as follows (in thousands):

	2009	2008
Audit	$4,209	$4,067
Audit Related	$739	$279
Tax	$357	$268
All Other	$212	$0
Total	$5,517	$4,614

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, Sarbanes-Oxley Section 404 work, consultations concerning financial accounting and reporting standards and assistance with the review of documents filed with the SEC.

Audit Related fees were for assurance and related services performed in connection with the audit of the Company’s charitable foundation, state examination assistance, start up assistance with a new distressed debt fund, company restructuring, statutory loss certifications, implementation work surrounding FAS167, and assistance with the LaCrosse acquisition.

Tax fees were for services related to tax compliance, the preparation of certain tax returns and claims for refund, tax planning, and tax advice including assistance with and representation in tax audits and appeals.

All Other fees were for assistance with Solvency II and agreed upon procedures regarding the 2009 Securities Investor Protection Corporation “SIPC” assessment.

One hundred percent of the Audit Related, Tax and All Other services for the year ended December 31, 2009 were approved by the Audit Committee.

PwC did not provide the Company with any information technology services relating to financial systems design and implementation for 2009.

Pursuant to its Charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Committee has delegated to the Chair the authority to grant pre-approvals if the Chair deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair are reviewed with the Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

Security ownership of certain beneficial owners

The table below contains certain information about the only beneficial owners known to the Company as of March 10, 2010 of more than 5% of the outstanding shares of the Company’s common stock.

Name and address of beneficial owner	Shares of common stock beneficially owned	Percent (%) of class (4)
FMR (1) 82 Devonshire Street Boston, MA 02109	13,920,809	6.79%

The TCW Group, Inc. (2) 865 South Figueroa Street Los Angeles, CA 90017	11,383,538	5.55%
Warburg Pincus Private Equity X, L.P. Warburg Pincus X L.P. Warburg Pincus X LLC Warburg Pincus Partners, LLC Warburg Pincus & Co. Warburg Pincus LLC Charles R. Kaye Joseph P. Landy (3) 466 Lexington Avenue New York, NY 10017	71,486,898	31.04%
1

This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G filed by FMR, LLC on behalf of itself and Edward C. Johnson 3rd and Fidelity Management & Research Company (collectively, “FMR”) with the SEC on February 12, 2010. Such filing indicates that FMR has sole voting power with respect to 7,762,386 of such shares and sole dispositive power with respect to all of the shares.

2	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G filed by The TCW Group, Inc., on behalf of itself and its subsidiaries, Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company (collectively, “TCW”) with the SEC on February 11, 2010. Such filing indicates that TCW has shared voting power with respect to 9,250,881 of such shares and shared dispositive power with respect to all of the shares.

3	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13D/A filed jointly by Warburg Pincus Private Equity X, L.P., including an affiliated limited partnership (together “WP X”), Warburg Pincus X, LP, Warburg Pincus X LLC, Warburg Pincus Partners, LLC, Warburg Pincus & Co., Warburg Pincus LLC, Charles R. Kaye and Joseph P. Landy (collectively, the “WP entities”) with the SEC on December 11, 2009. Such filing indicates the WP entities jointly have shared voting power and shared dispositive power with respect to such shares (including warrants exercisable to purchase 25,327,646 shares).

4	Based on 205,010,911 shares outstanding as of March 10, 2010. For purposes of calculating the percentage of outstanding shares beneficially owned by the WP entities, the number of shares outstanding with respect to the WP entities was deemed to be the sum of the total shares outstanding as of March 10, 2010 and the total number of shares subject to warrants held by the WP entities.

Security ownership of directors and executive officers

The following table sets forth, as of March 10, 2010, the beneficial ownership of shares of common stock of each Director, each Senior Executive named in the Summary Compensation Table above, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of common stock beneficially owned	Shares acquirable upon exercise of options (2)	Total shares beneficially owned	Percent (%) of class (3)
Directors
Joseph W. Brown (1)	4,178,446	0	4,178,446	2.04%
David A. Coulter (4)(5)(6)	71,565,010	0	71,565,010	31.07%
Claire L. Gaudiani (4)	41,438	0	41,438	*
Daniel P. Kearney (4)	154,887	0	154,887	*
Kewsong Lee (4)(5)(6)	71,549,698	0	71,549,698	31.06%
Laurence H. Meyer (4)	74,303	0	74,303	*
Charles R. Rinehart (4)	43,197	0	43,197	*
Theodore Shasta (4)	22,422	0	22,422	*
Richard C. Vaughan (4)	24,278	0	24,278	*

Executive Officers (1)
C. Edward Chaplin	379,889	0	379,889	*
William C. Fallon	360,281	0	360,281	*
Clifford D. Corso	21,438	117,345	138,783	*
Ram D. Wertheim	69,746	127,500	197,246	*
Mitchell I. Sonkin	42,689	105,000	147,689	*
All of the above and other Executive Officers as a group	77,040,825	349,845	77,390,670	33.55%
*	Less than one percent.

1	This number includes shares held by the Executive Officers under the Company’s exempt 401(k) Plan and includes restricted shares awarded annually to certain of the Executive Officers.

2	This column indicates the number of shares that were exercisable as of March 10, 2010 or become exercisable within 60 days after March 10, 2010 under the Company’s stock option program.

3	Based on 205,010,911 shares outstanding as of March 10, 2010. For purposes of calculating the percentage of outstanding shares beneficially owned by any person or group identified in the table above, the number of shares outstanding with respect to each person or group was deemed to be the sum of the total shares outstanding as of March 10, 2010 and the total number of shares subject to options or warrants held by such person or group that were exercisable as of March 10, 2010 or become exercisable within 60 days after March 10, 2010. Excluding the shares held by Messrs. Coulter and Lee due to their affiliation with the WP entities, the percentage of shares of common stock beneficially owned by all Directors and Executive Officers as a group is 2.87%. Each Director and Executive Officer individually owns less than 1% of the shares of common stock outstanding, except for Mr. Brown who owns 2.04% and Messrs. Coulter and Lee, who own 31.07% and 31.06%, respectively, which ownership is disclaimed with respect to all such shares except for 78,112 and 62,800 held by Messrs. Coulter and Lee, respectively, as described in Note 6 below.

4	This number includes (a) common stock equivalent deferral units held under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors and the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan, and/or (b) restricted stock awarded under the Omnibus Plan. See the discussion of these plans under “Directors’ Compensation”.

5	Includes 71,486,898 shares owned by the WP entities, including warrants exercisable to purchase 25,327,646 shares.

6	David A. Coulter and Kewsong Lee are Partners of Warburg Pincus & Co. and Managing Directors and Members of Warburg Pincus LLC. 71,486,898 of the shares indicated as owned by Messrs. Coulter and Lee are included because of their affiliation with the WP entities. Messrs. Coulter and Lee disclaim beneficial ownership of all shares owned by the WP entities.

Section 16(a) beneficial ownership reporting compliance

Ownership of and transactions in the Company’s common stock by Executive Officers and Directors of the Company are required to be reported to the Securities and Exchange Commission in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge, such required filings were made on a timely basis during 2009.

Certain relationships and related transactions

To the best of the Company’s knowledge, other than election to office, no person who has been a Director or Executive Officer of the Company at any time since the beginning of 2009, no nominees to the Board of Directors nor any associate of the foregoing persons has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the matters to be acted upon at the 2010 annual meeting of shareholders.

Transactions with “related persons” (as defined in Item 404(a) of Regulation S-K) are monitored by management, the Audit Committee and the Board of Directors and all Directors and Executive Officers of the Company complete a questionnaire at the beginning of each year, in which they are asked to disclose family relationships and relationships with other related persons. Before approving a transaction with a related person, the Board of Directors would take into account all relevant factors that it deems appropriate, including fairness to the Company and the extent of the related person’s interest in the transaction. The policies and procedures surrounding the review, approval or ratification of transactions with related persons are not in writing given that the Company does not typically enter into such transactions. Nevertheless, such review, approval and ratification of transactions with related persons would be documented in the minutes of the meetings of the Board of Directors. There were no transactions with related persons since the beginning of the 2009 fiscal year where the policies and procedures described above did not require review, approval or ratification of the transaction or where such policies and procedures were not followed.

Investment agreement

On December 10, 2007, the Company entered into an Investment Agreement (as amended and restated on February 6, 2008, the “Investment Agreement”) with Warburg Pincus Private Equity X, L.P. (“Warburg Pincus”) pursuant to which Warburg Pincus committed to invest in MBIA through a direct purchase of MBIA common stock and a backstop for an equity offering. Subject to the share ownership requirements described in the Investment Agreement, the Company is required to recommend to its shareholders the election of up to two directors nominated by Warburg Pincus at the Company’s annual meeting, and Warburg Pincus’s nominees are required to be the Company’s and the Company’s Compensation and Governance Committee’s nominees to serve on the Board. In addition, the Company is required to use all reasonable best efforts to have Warburg Pincus’s nominees elected as directors of the Company and the Company is required to solicit proxies for them to the same extent as it does for any of its other nominees to the Board. Subject to the share ownership requirement described in the Investment Agreement, Warburg Pincus has the right to proportionate representation on each committee of the Board (and the board of directors of any of the Company’s subsidiaries), with at least one representative on each such committee, as permitted by applicable laws and New York Stock Exchange regulations. See “Proposals for Shareholder Approval Recommended by the Board – Proposal 1: Election of Directors.”

Proposals for shareholder approval recommended by the board

Proposal 1: Election of directors

All of MBIA’s directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect nine directors at the 2010 meeting to serve a term expiring at the 2011 annual meeting.

Following is information about each nominee, including biographical data for at least the last five years, and the reasons why each has been nominated for election to the Board. Should one or more of these nominees become unavailable to accept the nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of directors.

Joseph W. Brown

Biographical data:

Mr. Brown is the Chief Executive Officer of the Company. He rejoined the Company in February 2008 as Chairman and Chief Executive Officer and served as Chairman until May 7, 2009. He became Executive Chairman on May 6, 2004 and retired from that position on May 3, 2007. Until May 2004, he had served as Chairman and Chief Executive Officer. He originally joined the Company as Chief Executive Officer in January 1999, having been a director since 1986 and became Chairman in May 1999. Prior to joining the Company, Mr. Brown was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Companies as President and Chief Executive Officer. Within the past five years, Mr. Brown also served as Non-Executive Chairman and as a Director of Safeco Corporation. Age 61.

Reasons for Mr. Brown’s Nomination:

Mr. Brown has been nominated to serve as a director of the Company due to his extensive experience with the Company in the roles as Chairman, CEO and as a Director dating back to 1986, his expertise in the insurance and financial guarantee industries and his long history of board service and leadership in several industry-leading companies.

David A. Coulter

Biographical data:

Mr. Coulter was elected to the Board of Directors in January 2008. Mr. Coulter joined Warburg Pincus in 2005 as a Managing Director and Senior Advisor and focuses on the firm’s financial services investment activities. From 2000 through 2005, Mr. Coulter held a series of senior positions at JPMorgan Chase and was a member of the Office of the Chairman. He also held senior executive positions at The Beacon Group and served as Chairman and C.E.O. of BankAmerica Corporation. He is also a director of Strayer Education Inc., The Irvine Company, Aeolus Re Ltd. and Webster Financial Corp. Within the past five year, Mr. Coulter also served as a Director of PG&E Corporation, Metavante Technologies, Inc. and First Data Corp. Age 62.

Reasons for Mr. Coulter’s Nomination:

Mr. Coulter has been nominated to serve as a director of the Company pursuant to the terms of the Investment Agreement, as defined under “Certain Relationships and Related Transactions” above, and due to his extensive experience in financial services businesses and his board service and leadership in several industry-leading companies.

Claire L. Gaudiani

Biographical data:

Dr. Gaudiani has served as a Director of the Company since 1992. Dr. Gaudiani has been a Professor at New York University since 2004. From 2000 to 2004, she was a Senior Research Scholar at the Yale Law School. From 1988 until June 2001, Dr. Gaudiani was President of Connecticut College. Dr. Gaudiani has also been President and CEO of the New London Development Corporation from 1997 to 2004. She serves as a director of the National Council on Economic Education and the Henry Luce Foundation Inc. Within the past five years, she also served as a Director of Worcester Polytechnic Institute, New London Development Corporation and The Bank of Southern Connecticut. Age 65.

Reasons for Dr. Gaudiani’s Nomination:

Dr. Gaudiani has been nominated to serve as a director of the Company due to her knowledge of the Company and its business as a result of her service on the Company’s Board of Directors and as prior Chair of the Nominating/Corporate Governance Committee, her knowledge of corporate governance matters and her extensive experience in academic and public sector management, budgeting and leadership.

Daniel P. Kearney

Biographical data:

Mr. Kearney is the Chairman and has served as a Director of the Company since 1992. He was named Chairman in May 2009, after having served as Lead Director from May 2008 to May 2009. Mr. Kearney is currently a Financial Consultant and retired as Executive Vice President of Aetna Inc. (insurance company) in February 1998. Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a Principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a Managing Director at Salomon Brothers Inc. (investment bank) in charge of the Mortgage Finance and Real Estate Finance departments from 1977 to 1988. He serves as a Director of Fiserv, Inc., MGIC Investment Corporation, the Joyce Foundation and Prudential Bank, and within the past five years was also a Director of Mutual trust Life. Age 70.

Reasons for Mr. Kearney’s Nomination:

Mr. Kearney has been nominated to serve as a director of the Company due to his experience and leadership roles on the Company’s Board of Directors, including his prior service as Lead Director from May 2008 to May 2009 and his role as Chairman since May 2009, his experience in financial services and insurance businesses, and his prior and current board service and leadership in several industry-leading companies.

Kewsong Lee

Biographical data:

Mr. Lee was elected to the Board of Directors in January 2008. Mr. Lee served as a Member and Managing Director of Warburg Pincus LLC and as a General Partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. He leads the firm’s leveraged buy-out and special situations efforts and focuses on the firm’s financial services investment activities. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. He is also a Director of The Neiman Marcus Group, Inc. and Arch Capital Group Ltd. and several privately held companies. Within the past five years, he also served as a Director of Knoll Inc. and TransDigm Group Incorporated. Age 44.

Reasons for Mr. Lee’s Nomination:

Mr. Lee has been nominated to serve as a director of the Company pursuant to the terms of the Investment Agreement, as defined under “Certain Relationships and Related Transactions” above, and due to his extensive experience in financial services businesses and his board service in several industry-leading companies.

Laurence H. Meyer

Biographical data:

Dr. Meyer has served as a Director of the Company since 2004. Dr. Meyer is currently Vice Chairman of Macroeconomic Advisers, which he joined in 2002. He is also a distinguished scholar at the Center for Strategic and International Studies and a Director of the National Bureau of Economic Research. Dr. Meyer also serves as senior adviser to the G-7 Group and is a fellow of the National Association of Business Economists. He was a member of the Board of Governors of the Federal Reserve System from 1996 to 2002. From 1969 to 1996, Dr. Meyer was a professor of economics and a former Chairman of the Economics Department at Washington University in St. Louis. Dr. Meyer is a Director of the National Bureau of Economic Research, Macroeconomic Advisers, LLC and Macroeconomic Consultants, Inc. Age 66.

Reasons for Dr. Meyer’s Nomination:

Dr. Meyer has been nominated to serve as a director of the Company due to his extensive economic and financial experience in each of the academic, public and private sectors, including as a former member of the Board of Governors of the Federal Reserve System.

Charles R. Rinehart

Biographical data:

Charles R. Rinehart was elected to the Board of Directors of MBIA in December 2008. From September 2008 to December 2008, Mr. Rinehart served as Chief Executive Officer and as a Director of Downey Financial Corp. and Downey Savings and Loan Association, F.A. Mr. Rinehart retired from HF Ahmanson & Co. and its principal subsidiary, Home Savings of America in 1998. Mr. Rinehart joined HF Ahmanson in 1989 and shortly thereafter was named President and Chief Operating Officer. He was named Chief Executive Officer in 1993 and also became Chairman in 1995 and served in these roles through 1998. Prior to joining H.F. Ahmanson, Mr. Rinehart was the Chief Executive Officer of Avco Financial Services from 1983 to 1989 and before that served in various positions of increasing responsibility at Fireman’s Fund Insurance Company. He is also a Director and non-executive Chairman of Verifone Holdings, Inc. Within the past five years, he also served as a Director of Pacificare Health Systems Inc., Safeco Corp., Downey Financial Corp. and Downey Savings and Loan Association. Age 63.

Reasons for Mr. Rinehart’s Nomination:

Mr. Rinehart has been nominated to serve as a director of the Company due to his extensive experience in financial services and insurance businesses, his prior and current leadership roles in several industry-leading companies and his general knowledge and experience in financial matters.

Theodore Shasta

Biographical data:

Mr. Shasta was elected to the Board of Directors in August 2009 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board. Mr. Shasta is a former Senior Vice President and Partner of Wellington Management Company, a global investment advisor. At Wellington Management Company, Mr. Shasta specialized in the financial analysis of publicly-traded insurance companies, including both property-casualty and financial guarantee insurers. Mr. Shasta joined Wellington Management Company in March 1996 as a global industry analyst responsible for the insurance industry. In January 2008, Mr. Shasta became a portfolio advisor responsible for senior-level relationship management for existing institutional clients and consultants as well as development of new business, a position that he held until June 2009. In addition, effective January 1999, Mr. Shasta was elected Partner and was promoted to Senior Vice President, and served in such positions until he withdrew from the partnership in June 2009. He also served on Wellington Management’s Audit Committee from January 2004 to June 2009 and was Chair of that Committee from January 2008 until June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President with Loomis, Sayles & Company where he was an industry analyst responsible for the automotive, freight transportation and insurance industries. Before that, he served in various capacities with Dewey Square Investors and Bank of Boston. Mr. Shasta currently serves as a consultant to the Board and Audit Committee of ACE Group and expects to stand for election as a Director at the May, 2010 Annual Shareholders’ Meeting. Mr. Shasta is a Trustee of The Worcester County Horticultural Society, a nonprofit organization. Age 58.

Reasons for Mr. Shasta’s Nomination:

Mr. Shasta has been nominated to serve as a director of the Company due to his 25 years of experience as a financial analyst covering the insurance industry and the Company since it became a publicly traded entity, coupled with his in-depth understanding of economics, accounting and regulatory oversight of the financial guaranty industry and knowledge of the Company’s current operating environment.

Richard C. Vaughan

Biographical data:

Mr. Vaughan was elected to the Board of Directors in August 2007. He served as Executive Vice President and Chief Financial Officer of Lincoln Financial Group from 1995 until his retirement in May 2005. He joined Lincoln in July 1990 as Senior Vice President and Chief Financial Officer of Lincoln National’s Employee Benefits Division. In June 1992, he was appointed Chief Financial Officer for the corporation. He was promoted to Executive Vice President in January 1995. He was previously employed with EQUICOR from September 1988 to July 1990, where he served as a Vice President in charge of public offerings and insurance accounting. Prior to that, Mr. Vaughan was a Partner at KPMG Peat Marwick in St. Louis, from July 1980 to September 1988. Mr. Vaughan is a member of the Board of Directors of DaVita Inc. Within the past five years, Mr. Vaughan was also a Director of Bank of New York Co. Inc. Age 60.

Reasons for Mr. Vaughan’s Nomination:

Mr. Vaughan has been nominated to serve as a director of the Company due to his extensive experience in financial services and insurance businesses, his board service and his general knowledge and experience in financial matters, including as a Chief Financial Officer.

The Board has elected Mr. Kearney as Chairman. Shareholders or interested parties wishing to communicate with our Chairman or with the non-management directors as a group may do so by contacting Mr. Kearney by regular mail sent to 1550 North State Parkway, #1002, Chicago, IL 60610.

The Company’s Board of Directors has determined in accordance with the independence standards set forth in the Company’s Corporate Governance Practices, that each Director named below is an Independent Director and that none of the Directors named below has any material relationships with the Company. Such Independent Directors are: David A. Coulter, Claire L. Gaudiani, Daniel P. Kearney, Kewsong Lee, Laurence H. Meyer, Charles R. Rinehart, Theodore Shasta and Richard C. Vaughan. In addition, each of the Directors named in the foregoing sentences qualifies as an “independent director” under the New York Stock Exchange Corporate Governance Listing Standards. These Independent Directors constitute a significant majority of the Company’s Board, consistent with the policy set out in the Company’s Corporate Governance Practices.

The Corporate Governance Practices include the following independence standards designed to assist the Board in assessing director independence. The terms “MBIA” and “the corporation” in the following standards refer to MBIA Inc.

“The Board shall consist of a significant majority of independent directors. Independent director means a director who:

•	is not a member of management or an employee and has not been a member of management or an employee within the last 5 years;

•	has no close family or similar relationship with a member of key management;

•	is not a lawyer, advisor or consultant to the corporation or its subsidiaries and does not have any personal service contracts with the corporation or its subsidiaries;

•

does not have any other relationship with the corporation or its subsidiaries either personally or through his or her employer which, in the opinion of the Board, would adversely affect the director’s ability to exercise his or her independent judgment as a director;

•	is not currently or has not been for five years a former employee of the independent auditor;

•	is not currently or has not been for five years an employee of any company whose compensation committee includes an officer of MBIA; and

•	is not an immediate family member of either of the two previous categories.

Because the corporation is a major financial institution, outside directors or the companies they are affiliated with will sometimes have a business relationship with the corporation or its subsidiaries. Directors and companies with which they are affiliated are not given special treatment in these relationships. The Board believes that the existence of a business relationship is not, in and of itself, sufficient to disqualify a director from being considered an independent director. The materiality of the relationships and the director’s own ability to exercise independent judgment should be evaluated, and external criteria for independence, such as those promulgated by the Securities and Exchange Commission, should be considered.

To help maintain the independence of the Board, all directors are expected to deal at arm’s length with the corporation and its subsidiaries and to disclose circumstances material to the director which might be perceived as a conflict of interest. The corporation shall disclose publicly compliance with the requirement that a majority of its Board is comprised of independent directors.”

The Board elected Mr. Shasta on August 3, 2009 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board. Mr. Shasta’s election was based on his 25 years of experience as a financial analyst covering the insurance industry and the Company since it became a publicly traded entity, coupled with his in-depth understanding of economics, accounting and regulatory oversight of the financial guaranty industry and knowledge of the Company’s current operating environment. Mr. Shasta met with the members of the Compensation and Governance Committee prior to his election, who recommended that his candidacy be considered by the full Board. The full Board approved Mr. Shasta’s nomination and, after attending and observing a meeting of the Board, Mr. Shasta accepted the nomination.

Messrs. Coulter and Lee were nominated pursuant to the terms of the Investment Agreement, as defined under “Certain Relationships and Related Transactions” above. The Board recommends approval of Messrs. Coulter and Lee even without the requirements set forth in the Investment Agreement.

Vote necessary to elect nine incumbent directors

Directors are elected by a plurality of the votes cast under applicable law. Pursuant to the Company’s By-Laws, a Director who fails to receive a majority of votes cast “for” his or her election in an uncontested election will be required to tender his or her resignation no later than five business days from the date of the certification of the election results and, no later than 90 days from such certification, the Board will accept such resignation absent compelling reasons. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome of the election or the resignation requirement.

The Board of Directors recommends unanimously that you vote FOR this proposal to re-elect nine incumbent Directors.

Proposal 2: Approval of adoption of the MBIA Inc. Annual Incentive Plan for purposes of Section 162(m) of the internal revenue code

Introduction.

At the 2005 annual meeting of shareholders of the Company, the shareholders approved the MBIA Annual and Long-Term Incentive Plan (the “2006 Incentive Plan”), an amended version of the MBIA 1996 Incentive Plan, to allow for the payment of performance-based compensation to certain executive officers of the Company that would be exempt from the deduction limitation contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The 2006 Incentive Plan established certain performance criteria (the “Performance Criteria”) for the payment of Performance-Based Compensation.

In order to continue its policy of providing the Company’s key employees the opportunity to earn competitive levels of incentive compensation based primarily on the performance of the Company, the Board of Directors approved the MBIA Inc. Annual Incentive Plan (effective as of January 1, 2010) (the “Annual Plan”), subject to the approval of the Company’s shareholders. The Annual Plan supersedes the 2006 Incentive Plan. The Annual Plan has been designed to enable the Company to pay performance-based compensation that would be exempt from the limitations contained in such Section 162(m). The Company is seeking shareholder approval of the Annual Plan, effective January 1, 2011.

Description of the annual plan.

The principal features of the Annual Plan are summarized below. The description below is subject to the terms of the Annual Plan, which is contained in its entirety as Exhibit C hereto.

Eligibility.

The Annual Plan authorizes the Compensation and Governance Committee of the Board of Directors (the “Compensation Committee“) to award incentive compensation to officers and other key employees of the Company and its subsidiaries, including all of the Company’s executive officers. The number of eligible participants in the Annual Plan will vary from year to year at the discretion of the Compensation Committee.

Incentive compensation.

The Annual Plan authorizes the payment of annual bonuses based upon the attainment of performance targets related to corporate, divisional, unit or individual objectives established by the Compensation Committee.

Performance criteria.

The Committee will establish the performance objectives that must be attained in order for the Company to pay bonuses under the Annual Plan and the objective formula or standard for computing the amount of the bonus award payable to the participant if the performance objectives(s) are attained. The Company believes that various factors influence its overall performance and that different key employees have a direct impact on different aspects of its business. Further, the Company believes that, to be effective, any incentive plan must provide the Compensation Committee latitude to make awards that reward performance measured against a wide array of performance objectives.

Accordingly, unless the Compensation Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), the performance objectives for awards made under the Annual Plan will be based upon one or more of the following criteria: (i) revenue growth, (ii) earnings before interest, taxes, depreciation and amortization (iii) operating income, (iv) pre- or after-tax income, (v) cash flow, (vi) cash flow per share, (vii) net earnings, (viii) earnings per share, (ix) return on equity, (x) return on invested capital or risk adjusted return on allocated capital, (xi) return on assets, (xii) economic value added (or an equivalent metric), (xiii) improvement in or attainment of expense levels, (xiv) improvement in or attainment of working capital levels, (xv) book value, modified book value or adjusted book value per share, (xvi) adjusted gross premium and adjusted direct premium, (xvii) net present value or projected net income after cost of capital, (xviii) the credit quality and performance of the insured portfolios of the Company’s insurance subsidiaries, (xix) the amount of assets under management of the Company’s investment management business, and (xx) improvement in capital structure.

Form of payment.

The Compensation Committee will determine whether a bonus under the Annual Plan is payable in cash, in shares of Common Stock or in any combination thereof.

Any shares awarded under the Annual Plan will be issued under the terms of the Omnibus Incentive Plan.

Payment of awards.

If any of the performance criteria established by the Compensation Committee with respect to a particular award is satisfied for the relevant performance period, the Compensation Committee may authorize payment to the participant of an annual bonus in an amount determined by application of the objective formula or standard for computing the amount of the bonus award approved by the Compensation Committee in accordance with “Performance Criteria” above, but in no event in an amount that exceeds $5,000,000. The Compensation Committee has the discretion to pay a bonus amount which is less than the maximum payable under the Annual Plan. A participant who is not an employee of the Company or one of its subsidiaries on the last day of the performance period for which the award is payable may receive a pro-rated bonus payment, based on the full period of performance, unless the Compensation Committee determines that the participant will not receive any bonus payment.

Administration.

The Compensation Committee will at all times be comprised of at least two directors each of whom is an “outside director” for purposes of Section 162(m). The Compensation Committee will administer and interpret the Annual Plan. With respect to any award to an executive officer intended to qualify for the performance-based compensation exception to Section 162(m), the Annual Plan will be interpreted in a manner which is consistent with the requirements of Section 162(m).

Subject to the express provisions of the Annual Plan, the Compensation Committee will have the authority to select the officers and employees eligible to participate in the Annual Plan, to establish the performance objectives for each performance period, and to reduce the amount that may be paid to any participant from the maximum amount otherwise payable pursuant to the Annual Plan. Prior to making any payment with respect to any performance-based compensation under the Annual Plan, the Compensation Committee will be required to certify (i) that the performance objectives have been attained and (ii) the amount payable to such executive officer.

Amendment and termination.

The Board or the Compensation Committee may at any time amend, terminate or suspend the Annual Plan, without shareholder approval, except if shareholder approval is required for payments that are made under the Annual Plan to qualify for treatment as performance-based compensation under Section 162(m). The Annual Plan will not be effective with respect to calendar years ending after December 31, 2015, unless otherwise extended by action of the Board.

Federal income tax consequences.

Payments made under the Annual Plan will be taxable to the recipients thereof when paid and the Company or the subsidiary of the Company which employs or employed the recipient will generally be entitled to a Federal income tax deduction in the calendar year for which the amount is paid.

Award table.

The size of future bonus compensation under the Annual Incentive Plan cannot be precisely determined at this time. The following table illustrates the annual bonus payments that were made with respect to the 2009 performance year under the Company’s Annual and Long-Term Incentive Plan.

Annual bonus payments made in February 2009 and 2008 under the MBIA Inc. Annual Incentive Plan

Name and position	Annual bonus for 2009		Annual bonus for 2008
Joseph W. Brown	$1,500,000		$0
C. Edward Chaplin	$670,313		$506,250
William C. Fallon	$609,375		$675,000
Clifford D. Corso	$580,938		$450,000
Ram D. Wertheim	$406,250		$375,000
Mitchell I. Sonkin	$264,063	*	$618,750

Executive Group	$4,030,939		$2,625,000
Non-Executive Director Group	N/A		N/A
Non-Executive Officer Employee Group	N/A		N/A
*	Prorated for the 6-month period prior to the effective date of his new compensation program (See CD&A).

Vote necessary to approve the Annual Incentive Plan

The approval of the Annual Incentive Plan requires the affirmative vote of a majority of all shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

The Board of Directors has adopted and recommends unanimously that you vote FOR approval of the Annual Incentive Plan.

Say on pay proposals

In February 2009, the Chief Executive Officer recommended, and the Compensation Committee and the Board adopted, the following Say on Pay Policy:

Say on pay policy

(Effective as of February 23, 2009)

1. Purpose: We believe that this Say on Pay Policy will guide the Board in continuing to improve the alignment of executive compensation programs with those of the Company and its shareholders. Moreover, establishing this Say on Pay Policy is consistent with our commitment to implement the highest standards of corporate governance. As best practices evolve, the Compensation and Governance Committee and the Board will review those practices and modify this Say on Pay Policy, to the extent it deems appropriate.

2. Extraordinary compensation awards: Compensation awards adopted after the date of this Policy that the Compensation and Governance Committee in its discretion determines to be extraordinary one-time compensation awards and that would be granted to the CEO or to other existing or new Senior Executive Officers (“Extraordinary Compensation Awards”) will be submitted for, and be subject to, approval by the shareholders. The Compensation and Governance Committee will determine in its discretion which one-time compensation awards to the CEO or to any existing or potential Senior Executive Officer are extraordinary awards that should be submitted for approval to the shareholders. The shareholder vote on any Extraordinary Compensation Award will be binding and will determine whether the Company may pay the extraordinary compensation award.

3. Annual CEO compensation: Compensation awarded to the CEO for each performance year, whether in the form of salary, bonus, stock options, restricted stock or any other equity or incentive award (“Annual CEO Compensation”), will be submitted to an advisory vote by the shareholders. The vote will allow shareholders to express their opinion regarding the decisions of the Board on the prior year’s Annual CEO Compensation. The shareholder vote on Annual CEO Compensation will be advisory in nature and will not be binding on the Compensation and Governance Committee or the Board but will be considered by the Compensation and Governance Committee and the Board in determining annual compensation for the CEO in subsequent periods.

4. Annual senior executive officer compensation: Compensation awarded for each performance year to the Senior Executive Officers as a whole, whether in the form of salary, bonus, stock options, restricted stock or any other equity or incentive award (“Annual Senior Executive Officer Compensation”), will be submitted to an advisory vote by the shareholders. The vote will allow shareholders to express their opinion regarding the decisions of the Compensation and Governance Committee on the prior year’s Annual Senior Executive Compensation. The shareholder vote on Annual Senior Executive Compensation will be advisory in nature and will not be binding on the Compensation and Governance Committee but will be considered by the Compensation and Governance Committee in determining annual compensation for the Senior Executive Officers in subsequent periods.

5. Solicitation of shareholder vote: Shareholder votes pursuant to this Say on Pay Policy will be included as shareholder proposals in the Company’s annual proxy materials, unless the Compensation Committee determines that a special shareholder meeting shall be called to approve an Extraordinary Compensation Award.

In accordance with the Say on Pay Policy, Proposals 3 and 4 set forth below seek a non-binding shareholder vote on the 2009 Annual CEO Compensation and the 2009 Annual Senior Executive Compensation set forth in the tables below each such proposal. There were no Extraordinary Compensation Awards made in 2009. Each of the compensation awards described below are described in more detail in the CD&A above.

Proposal 3: Support for compensation paid to CEO for 2009 and his 2010 salary

The compensation paid to our CEO for 2009 is described in our CD&A under “Compensation of Mr. Brown” and can be found on pages 15-16 of this Proxy Statement.

In accordance with our Say on Pay Policy, you are being asked to vote to support or not support the performance bonus paid to Mr. Brown for 2009 performance and his 2010 salary as set forth in the following table in the form of the resolution below:

Executive	2010 Salary ($)	2009 Performance bonus ($)
Joseph W. Brown	500,000	1,500,000

Resolved, that the shareholders support the performance bonus paid to the Company’s CEO for 2009 and his 2010 salary set forth in the table above.

The shareholder vote on Proposal 3 is advisory in nature and therefore will not be binding on the Board. However, the Compensation Committee will take into account the results of the vote and discussions with individual large shareholders in considering annual CEO compensation in subsequent periods.

The Board of Directors recommends unanimously that you vote FOR Proposal No 3.

Proposal 4: Support for compensation paid to the company’s senior executives as a whole for 2009 and their 2010 salaries

The compensation paid to our Senior Executives for 2009 is described in our CD&A under “Compensation of the Senior Executives” and can be found beginning on page 16 of this Proxy Statement.

In accordance with our Say on Pay Policy, you are being asked to support the compensation paid to the Senior Executives taken as whole for 2009 performance and their 2010 salaries as set forth in the following table in the form of the resolution below:

	2010 salary ($) (1)	2009 Cash performance bonus ($)	2009 Cash awards ($) (2)	2009 LTI Three- year cliff vest cash ($)	2009 Value ($) of Stock based awards (3)
C. Edward Chaplin	750,000	670,313	0	1,125,000	2,272,680
William C. Fallon	750,000	609,375	0	1,125,000	2,272,680
Ram D. Wertheim	500,000	406,250	0	800,000	757,680
Clifford D. Corso	650,000	580,938	0	975,000	0
Mitchell I. Sonkin	650,000	264,063	1,175,000	0	0
1	Theses salaries are the same as 2009, as no salary increases were approved for 2010.

2	Represents quarterly cash payments made to Mr. Sonkin under his employment agreement.

3	The equity based awards were made in the form of restricted stock and stock options. There will be no equity based awards made in 2011 for the 2010 performance year.

Resolved, that the shareholders support the compensation paid to the Company’s Senior Executives as a whole for 2009 in the aggregate amount of $13,033,979 and their 2010 salaries as described in the table above.

The shareholder vote on Proposal 4 is advisory in nature and therefore will not be binding on the Board. However, the Compensation Committee will take into account the results of the vote and discussions with individual large shareholders in considering annual Senior Executive compensation in subsequent periods.

The Board of Directors recommends unanimously that you vote FOR Proposal No. 4.

Proposal 5: Selection of independent auditors

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP (PwC) as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2009, PwC examined the accounts of the Company and its subsidiaries and also provided tax advice and other permissible services to the Company. Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2010, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the annual meeting to make a statement, if desired, and to answer questions from those shareholders present.

Vote necessary to hire PwC as auditors

The approval to hire PricewaterhouseCoopers LLP as independent auditors for the Company requires that the votes cast by shareholders favoring approval exceed the votes cast opposing approval. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome.

The Board of Directors recommends unanimously that you vote FOR Proposal 5 to hire PricewaterhouseCoopers LLP as independent auditors for the Company.

Other matters/shareholder proposals

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion.

Shareholder proposals intended for inclusion in the proxy materials for the Company’s 2011 annual meeting of shareholders must be received by the Company’s Secretary no later than November 24, 2010, which is 120 days prior to the anniversary of the mailing date for this proxy statement. Under the terms of the Company’s By-Laws, shareholders who wish to present an item of business at the 2011 annual meeting must provide notice to the Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the annual meeting (or if the Company does not publicly announce its annual meeting date 70 days in advance of such meeting date, by the close of business on the tenth day following the day on which notice of the meeting date is mailed to shareholders or publicly made).

Householding of annual meeting materials

The Securities and Exchange Commission permits companies to send a single copy of their annual report and proxy statement or Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if it appears that they are members of the same family. Each shareholder residing in the same household, however, will continue to receive a separate proxy card or voting instruction form. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information that shareholders receive and reduce mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report or Notice of Internet Availability of Proxy Materials will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address requested that multiple sets of documents be sent. If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time and may request that a separate set of materials be sent to them by contacting Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

By Order of the Board of Directors,

Ram D. Wertheim

Secretary

Exhibit A

MBIA Inc.

Annual incentive plan

(Effective as of January 1, 2011)

Section 1. Purpose

The purposes of the MBIA Inc. Annual Incentive Plan (the “Plan”) are to enable MBIA Inc. (the “Company”) and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

Section 2. Participants

Each executive officer of the Company and each other employee of the Company or any of its subsidiaries whom the Compensation & Governance Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) designates to participate under the Plan shall be “Participants” under the Plan.

Section 3. Administration

The Committee shall administer and interpret the Plan, provided that, in no event, shall the Plan be interpreted in a manner which would cause any award intended to be qualified as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (“Section 162(m)”) to fail to so qualify. The Committee shall establish the performance objectives for any “Performance Period” (which shall be the calendar year or such other period as may be designated by the Committee) in accordance with Section 4 and certify whether such performance objectives have been obtained. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or any of its subsidiaries) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

Section 4. Bonuses

(a) Performance criteria. Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus award for such Performance Period and the objective formula or standard for computing the amount of the bonus award payable to the Participant if the performance objectives(s) are attained. Unless the Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee for the Performance Period: (i) revenue growth, (ii) earnings before interest, taxes, depreciation and amortization (iii) operating income, (iv) pre- or after-tax income, (v) cash flow, (vi) cash flow per share, (vii) net earnings, (viii) earnings per share, (ix) return on equity, (x) return on invested capital or risk adjusted return on allocated capital, (xi) return on assets, (xii) economic value added (or an equivalent metric), (xiii) improvement in or attainment of expense levels, (xiv) improvement in or attainment of working capital levels, (xv) book value, modified book value or adjusted book value per share, (xvi) adjusted gross premium and adjusted direct premium, (xvii) net present value or projected net income after cost of capital, (xviii) the credit quality and performance of the insured portfolios of the Company’s insurance subsidiaries, (xix) the amount of assets under management of the Company’s investment management business, and (xx) improvement in capital structure. Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

(b) Maximum amount payable. If the Committee certifies in writing that the performance objectives established for the relevant Performance Period under Section 4(a) has or have been satisfied, each Participant who is employed by the Company or one of its subsidiaries on the last day of the Performance Period for which the bonus is payable shall be entitled to receive an annual bonus in an amount determined by application of the objective formula or standard for computing the amount of the bonus award approved by the Committee in accordance with Section 4(a), but in no event in an amount that exceeds $5,000,000. If a Participant’s employment terminates for any reason (including, without limitation, his death, disability or retirement under the terms of any retirement plan maintained by the Company or a subsidiary) prior to the last day of the Performance Period for which the bonus is payable, the maximum bonus payable to such Participant under the preceding sentence shall be multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the total number of days in the Performance Period.

(c) Negative discretion. Notwithstanding anything else contained in Section 4(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

Section 5. Payment

Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained (or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus), but in no event later than March 15 of the year immediately following the end of the year in which the applicable Performance Period is completed. The Committee shall determine whether any bonus payable under the Plan is payable in cash, in shares of Common Stock under the MBIA Inc. 2005 Omnibus Incentive Plan, or in any combination thereof.

Section 6. General provisions

(a) Effectiveness of the plan. The Plan shall be effective with respect to calendar years beginning on or after January 1, 2011 and ending on or before December 31, 2015, unless the term hereof is extended by action of the Board.

(b) Amendment and termination. Notwithstanding Section 6(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided; however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to “covered employees” (within the meaning set forth in Section 162(m)) as performance-based compensation under Section 162(m).

(c) Designation of beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(d) No right of continued employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

(e) No limitation on corporate actions. Nothing contained in the Plan shall be construed to prevent the Company or any of its subsidiaries from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its subsidiaries as a result of any such action.

(f) Non-alienation of benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries; heirs, executors, administrators or successors in interest.

(g) Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or any of its subsidiaries is required at law to deduct and withhold from such payment.

(h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i) Governing law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

(j) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

MBIA INC. 113 KING STREET ARMONK, NY 10504

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M20312-P91513 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposals:

MBIA INC.

		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Election of Directors	1a. Joseph W. Brown	☐	☐	☐	1f. Laurence H. Meyer	☐	☐	☐
	1b. David A. Coulter	☐	☐	☐	1g. Charles R. Rinehart	☐	☐	☐
	1c. Claire L. Gaudiani	☐	☐	☐	1h. Theodore Shasta	☐	☐	☐
	1d. Daniel P. Kearney	☐	☐	☐	1i. Richard C. Vaughan	☐	☐	☐
	1e. Kewsong Lee	☐	☐	☐

2. To approve the Company’s Annual Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code	☐ For	☐ Against	☐ Abstain

3. Resolved, that the shareholders support the performance bonus paid to the Company’s Chief Executive Officer for 2009 and his 2010 salary set forth in the table on page 48 of the Proxy Statement.	☐ For	☐ Against	☐ Abstain

4. Resolved, that the shareholders support the compensation paid to the Company’s Senior Executives as a whole for 2009 in the aggregate amount of $13,033,979 and their 2010 salaries set forth in the table on page 49 of the Proxy Statement.	☐ For	☐ Against	☐ Abstain

5. To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2010	☐ For	☐ Against	☐ Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Date	Date

Signature [PLEASE SIGN WITHIN BOX]

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M20313-P91513

This proxy is solicited by the Board of Directors for use at the Annual Meeting of MBIA Inc. on May 4, 2010.

The undersigned hereby appoints Daniel P. Kearney and Richard C. Vaughan and each of them the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA Inc., 113 King Street, Armonk, New York, on Tuesday, May 4, 2010, at 10:00 a.m. (EDT), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the matters listed on the reverse side, as described in the MBIA Inc. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side